Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

by and among

THE STOCKHOLDERS NAMED HEREIN,

MEGATRAN INDUSTRIES, INC.,

AMERICAN SUPERCONDUCTOR CORPORATION,

and

THE STOCKHOLDER REPRESENTATIVE NAMED HEREIN

Dated as of August 1, 2024

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Exhibits

Exhibit A	–	General Release
Exhibit B	–	Closing Statement
Exhibit C	–	Orderly Distribution Notice
Exhibit D	–	Escrow Agreement

Schedules

Schedule I	–	Schedule of Acquired Interests
Schedule II	–	Pro Rata Share
Schedule III	–	Specified Employees
Schedule IV	–	Bank Debt

Annexes

Annex A	–	Registration Questionnaire
Annex B	–	Registration Indemnification and Contribution Provisions

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 1, 2024, is entered into by and among American Superconductor Corporation, a Delaware corporation (the “Buyer”), each of the sellers listed on the signature pages hereto (each, a “Stockholder” and collectively, the “Stockholders”), Megatran Industries, Inc., a New Jersey corporation (the “Company”) and James David Seitz, an individual, solely in his capacity as the Stockholder Representative (as defined in Section 8.15). The Buyer, the Company and the Stockholders are, from time to time, referred to individually herein as a “Party,” and collectively as the “Parties.”

RECITALS

1. Each Stockholder owns as of the date hereof the number of issued and outstanding shares of capital stock of the Company set forth opposite such Stockholder’s name on Schedule I (the “Acquired Interests”).

2. The Acquired Interests owned by the Stockholders, as set forth on Schedule I, represent, in the aggregate, all of the issued and outstanding shares of Equity Securities of the Company as of the date hereof.

3. Buyer desires to purchase from each Stockholder, and each Stockholder desires to sell, such Stockholder’s Acquired Interests for the consideration set forth below, subject to the terms and conditions of this Agreement.

4. As an inducement and condition to Buyer’s willingness to enter into this Agreement, in connection with the consummation of the transactions contemplated hereby, the Stockholders will cause to be delivered to the Buyer duly executed proprietary inventions assignment and confidentiality agreements (the “Inventions Assignment and Confidentiality Agreements”), in a form approved by Buyer, from each of the employees listed on Schedule III hereto.

5. Capitalized terms used in this Agreement without definition shall have the respective meanings set forth in Article VII.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I.

PURCHASE AND SALE OF THE ACQUIRED INTERESTS

Section 1.1 Purchase of the Acquired Interests from the Stockholders. Subject to and upon the terms and conditions of this Agreement, at the Closing, the Stockholders shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Stockholders, all of the Acquired Interests, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws).

Section 1.2 Further Assurances. At any time and from time to time after the Closing, at the Buyer’s request and without further consideration, each Stockholder shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all other action as the Buyer may reasonably request, to transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to, all of the Acquired Interests, to put the Buyer in actual possession and operating control of the assets, properties and business of the Acquired Companies, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

Section 1.3 Purchase Price. The purchase price for the Acquired Interests shall be consideration equal to an amount equal to $61,350,000 (the “Purchase Price”), which consideration amount shall be subject to the adjustments set forth herein and otherwise consist of the following:

(a) (i) $25,000,000 minus (ii) the Indebtedness outstanding as of immediately prior to the Closing, minus (iii) Company Expenses (the “Cash Purchase Price”);

(b) A number of restricted shares of Buyer Common Stock (rounded up or down to the nearest whole share, as applicable) (the “Buyer Shares”) equal to the quotient obtained by dividing (i) $31,350,000 (the “Share Purchase Price”) by (ii) the closing price per share of Buyer Common Stock on the Nasdaq Global Select Market on the last trading day immediately preceding the Closing Date (the “Market Price”); and

(c) Such additional cash payments as may be required pursuant to Section 5.6(c), (d), and (f) (the “Additional Purchase Price”).

Section 1.4 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of executed documents, at 10:00 a.m., local time, on the date hereof (the “Closing Date”) or at such other place as the Parties shall otherwise mutually agree in writing. At the Closing, the Parties shall take such actions and make such deliveries as set forth in Section 1.5 below, which actions and deliveries shall be deemed to occur simultaneously at the Closing.

Section 1.5 Closing Deliveries.

(a) Buyer Deliveries. At the Closing:

(i) the Buyer shall deliver to the Stockholders an amount equal to the Cash Purchase Price (calculated using the estimates contained in the Closing Statement, as adjusted for any comments agreed between Buyer and the Stockholders) minus the Escrow Amount by wire transfer of immediately available funds to the account(s) (which shall not be more than one (1) account per Stockholder) provided in writing by the Stockholder Representative, in accordance with each Stockholder’s Pro Rata Share, in accordance with Section 1.6;

(ii) the Buyer shall deliver, from Equiniti Trust Company, LLC, evidence to the Stockholders that the Buyer Shares have been issued to the Stockholders in book-entry form on a pro rata basis in accordance with the percentages set forth on Schedule II (such Stockholders’ “Pro Rata Share”);

(iii) the Buyer shall deliver to the Stockholder Representative and the Escrow Agent, as applicable, counterparts to the Escrow Agreement that have been duly executed by Buyer and the Escrow Agent;

(iv) the Buyer shall deliver the Escrow Amount to the Escrow Agent in accordance with Section 1.7;

(v) the Buyer shall deliver evidence to Stockholders that the Buyer Shares issuable pursuant to this Agreement have been authorized for listing on The Nasdaq Stock Market LLC (“Nasdaq”); and

(vi) the R&W Policy (bound as of the Closing).

(b) Stockholders’ Deliveries. At the Closing:

(i) the Stockholder Representative shall deliver to the Buyer and the Escrow Agent a counterpart to the Escrow Agreement that has been duly executed by the Stockholder Representative;

(ii) the Stockholders shall deliver to the Buyer certificates evidencing the Acquired Interests duly endorsed in blank or with stock powers, in each case duly executed by the applicable Stockholder;

(iii) the Stockholder Representative shall deliver to Buyer the Inventions Assignment and Confidentiality Agreements duly executed by each employee set forth on Schedule III;

(iv) each Stockholder shall enter into a general release in favor of the Buyer, substantially in the form attached hereto as Exhibit A (the “General Release”), which General Release shall be in full force and effect as of the Closing;

(v) the Stockholders shall deliver resignations effective as of the Closing Date of all directors, members and officers of the Acquired Companies;

(vi) each Stockholder shall deliver to the Buyer a properly completed IRS Form W-9;

(vii) in relation to the Stockholders’ ISRA Compliance obligations regarding each of the New Jersey Real Properties, as set forth in Section 5.7 herein, the Stockholders shall have submitted to NJDEP, and delivered a copy to Buyer of, either: (i) an Entire Site Response Action Outcome (as defined under ISRA) issued by an LSRP (and all such supporting documentation and reports as may be required in relation thereto), or (ii) a completed Remediation Certification (as defined under ISRA) identifying the Stockholders as the parties agreeing to conduct remediation and including documentation of the establishment of the required remediation funding source (and all such other additional supporting documentation and reports as may be required in relation thereto).

(viii) the Stockholders shall deliver to the Buyer evidence satisfactory to the Buyer of the termination of Affiliate Transactions in accordance with Section 5.5;

(ix) the Stockholders shall deliver to the Buyer the Bank Debt Payoff Letters and Lien Release Documents pursuant to Section 5.4; and

(x) the Stockholders shall obtain at their own expense, and shall have provided copies thereof to the Buyer, all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices which are required on the part of any Acquired Company or Stockholder, including, without limitation, those consents listed on Section 1.5(b)(x) of the Disclosure Schedule.

Section 1.6 Closing Payments. At the Closing, Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds to the respective bank accounts designated in writing by each of the payees set forth below, as follows:

(a) the Estimated Company Expenses to the applicable payees thereof in accordance with the invoices provided by the respective vendors, or in respect of any transaction bonuses or compensatory payments (to the extent unpaid) that are Company Expenses, to the Company for payment via payroll;

(b) the amount of Estimated Indebtedness to each lender or creditor that is a payee in respect thereof, in accordance with the Bank Debt Pay-Off Letters provided by such lender or creditor, except to the extent that the Closing Statement provides, and the parties have agreed, that such amounts shall not actually be paid at Closing (but any such amounts shall, for the avoidance of doubt, reduce the Purchase Price as provided in Section 1.3(a)); and

(c) the Cash Purchase Price (calculated using the estimates contained in the Closing Statement, as adjusted for any comments agreed between Buyer and the Stockholders) minus the Escrow Fund (the “Closing Cash Payment”) shall be paid to the Stockholders in accordance with their respective Pro Rata Share, by wire transfer of immediately available funds into accounts designated by the Stockholder Representative in writing.

Section 1.7 Escrow Fund. In accordance with the Escrow Agreement, at the Closing, Buyer shall deposit the Escrow Amount with the Escrow Agent (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Escrow Fund”), to be held in an account of the Escrow Agent (the “Escrow Account”) for purposes of securing the indemnification obligations of the Stockholders set forth in this Agreement. The terms of, and timing and payment of, the cash held in the Escrow Fund shall be in accordance with Article VI of this Agreement and the terms and conditions set forth in the Escrow Agreement.

Section 1.8 Withholding Rights. The Buyer, it Affiliates, the Acquired Companies and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement as may be required to be deducted and withheld with respect to the making of such payment pursuant to this Agreement under the Code or any other Tax Law; provided that Buyer shall use commercially reasonable efforts to provide the Stockholder Representative with reasonable notice of any proposed withholding by Buyer prior to making such withholding and the Parties shall use commercially reasonable efforts to minimize or eliminate such withholdings. To the extent that amounts are so withheld by any such person, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to whom such amounts would otherwise have been paid.

Section 1.9 Closing Statement. Prior to the date hereof, the Stockholder Representative prepared in good faith and delivered to Buyer a statement, attached hereto as Exhibit B (the “Closing Statement”), setting forth the Stockholders’ good faith estimate of the Indebtedness as of immediately prior to Closing (the “Estimated Indebtedness”), and Company Expenses as of immediately prior to the Closing (the “Estimated Company Expenses”) and the Stockholders’ determination of the Cash Purchase Price based upon such estimates. Upon delivery, the Buyer had an opportunity to review and comment, and the Parties adjusted for any comments agreed among the Parties.

ARTICLE II.

REPRESENTATIONS OF THE STOCKHOLDERS REGARDING THE ACQUIRED INTERESTS

The Stockholders, on a several and not joint basis, each represent and warrant to the Buyer that the statements contained in this Article II are true and correct as of the date hereof.

Section 2.1 Title.

(a) Such Stockholder has good, valid and marketable record and beneficial title to the Acquired Interests to be sold by such Stockholder hereunder or as contemplated hereby, free and clear of any and all Liens whatsoever (other than as imposed by applicable securities Laws). Schedule I sets forth a true and correct listing of all Acquired Interests owned by such Stockholder as of the date hereof. At Closing, Buyer will acquire good, valid and marketable record and beneficial title to the Acquired Interests to be sold by such Stockholder hereunder or as contemplated hereby, free and clear of any and all Liens whatsoever (other than as imposed by applicable securities Laws).

(b) Such Stockholder is not a party to any option, warrant, purchase right, or other Contract or commitment that could require such Stockholder to sell, transfer, or otherwise dispose of any Acquired Interests (other than this Agreement). Such Stockholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Equity Securities of the Acquired Companies.

Section 2.2 Authority. Such Stockholder has the legal capacity to enter into this Agreement and the other Transaction Documents to which it is a party, and to transfer, convey and sell to the Buyer at the Closing the Acquired Interests to be sold by such Stockholder hereunder or as contemplated hereby, and, upon consummation of the transactions contemplated hereby, the Buyer will acquire from such Stockholder good, valid and marketable record and beneficial title to the Acquired Interests, free and clear of all Liens whatsoever. This Agreement has been, and the other Transaction Documents will be, duly and validly authorized, approved, executed and delivered by such Stockholder and constitute a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with their respective terms.

Section 2.3 Noncontravention. Neither the execution and delivery by such Stockholder of this Agreement or any other Transaction Document, nor the consummation by such Stockholder of the transactions contemplated hereby or thereby, will (a) require on the part of such Stockholder any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Contract or instrument to which such Stockholder is a party or by which such Stockholder is bound or to which such Stockholder’s assets are subject, (c) result in the imposition of any Lien upon any assets of such Stockholder or (d) violate any Law or Order applicable to such Stockholder or such Stockholder’s properties or assets.

Section 2.4 Litigation. There is no Legal Proceeding to which such Stockholder is a party pending or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. Such Stockholder is not subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

Section 2.5 Brokers. Except as set forth on Section 2.5 of the Disclosure Schedule, such Stockholder does not have any liability or obligation to pay (or which would result in the Company or any of its Subsidiaries having any such liability or obligation) any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement.

Section 2.6 Investment Representation.

(a) Such Stockholder acknowledges and agrees that the Buyer Shares payable to such Stockholder in accordance with Article I will be acquired for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same in violation of any applicable securities Laws. Except as contemplated by this Agreement and the other Transaction Documents, such Stockholder does not have any present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition of the Buyer Shares.

(b) Such Stockholder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

(c) Such Stockholder has had such opportunity as it has deemed adequate to obtain from the Buyer and its representatives such information as is necessary to permit such Stockholder to evaluate the merits and risks of its acquisition of the Buyer Shares. Such Stockholder has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in any acquisition of the Buyer Shares and to make an informed investment decision with respect to such acquisition. Such Stockholder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Buyer Shares.

(d) Such Stockholder understands that the Buyer Shares, when issued, will be restricted securities under the United States federal securities Laws inasmuch as they are being acquired from the Buyer in a transaction not involving a public offering, and that under such Laws and applicable regulations, the Buyer Shares may be resold without registration under the Securities Act only in certain limited circumstances.

(e) Such Stockholder understands that a legend substantially in the following form will be placed on the certificates or other instruments representing the Buyer Shares:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required.”

ARTICLE III.

REPRESENTATIONS OF THE STOCKHOLDERS REGARDING THE ACQUIRED COMPANIES

The Stockholders jointly and severally represent and warrant to the Buyer that, except as set forth in the applicable section of the Disclosure Schedule, the statements contained in this Article III are true and correct as of the date hereof. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III.

Section 3.1 Organization, Qualification and Corporate Power.

(a) The Company is a corporation duly formed, validly existing and in corporate and tax good standing under the Laws of the State of New Jersey. The Company is duly qualified to conduct business, through registration as a foreign corporation, a branch office or otherwise, and the Company is in corporate and tax good standing under the Laws of each jurisdiction listed in Section 3.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so registered, qualified or in good standing would not result in an Material Adverse Effect. The Company has all requisite corporate or limited liability company power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Stockholders have furnished to the Buyer complete and accurate copies of the Governing Documents of each Acquired Company, each as in effect as of the date hereof, and each of which is in full force and effect. No Acquired Company is in default under or in violation of any provision of its Governing Documents.

(b) The Company has the full right, power and authority to enter into this Agreement and the other Transaction Documents to which it is a party. This Agreement has been, and the other Transaction Documents will be, duly and validly authorized, approved, executed and delivered by the Company and constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms.

Section 3.2 Capitalization.

(a) The issued and outstanding Equity Securities of the Company as of immediately prior to the Closing are set forth on Section 3.2 of the Disclosure Schedule, including a true and complete list of the record and beneficial owners of such Equity Securities, including the number or percentage (as applicable) of the total issued and outstanding Equity Securities held by such Person. Each Stockholder has good and valid record and beneficial title to their respective Acquired Interests, in each case free and clear of any Liens (other than as imposed by applicable securities Laws).

(b) All of the Acquired Interests are duly authorized, validly issued, fully paid and nonassessable and are free of any Liens, pre-emptive rights, rights of first refusal or “put” or “call” rights (other than as imposed by statute or applicable securities Laws), including under any Contract to which any Acquired Company or any Stockholder is a party or by which any Acquired Company or any Stockholder is bound. There are no accrued or unpaid dividends with respect to any outstanding Equity Securities of the Company.

(c) The Acquired Interests have not been, and will not be, issued in violation of any securities Law, and the Company is not under any obligation to register or list, under the Securities Act or any other securities Law, any of the Acquired Interests.

(d) The Acquired Interests constitute 100% of the issued and outstanding Equity Securities of the Company. There are no outstanding or existing Equity Securities of the Company other than the Acquired Interests.

(e) There are no outstanding Contractual obligations or other commitments, agreements or arrangements of any Acquired Company or any Stockholder (i) restricting the transfer of, (ii) relating to or affecting the voting rights of, (iii) requiring the repurchase, redemption, acquisition, issuance, sale or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, in each case, any Equity Securities in the Company. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which equityholders of the Company may vote.

Section 3.3 Subsidiaries.

(a) The name and jurisdiction of formation, organization or incorporation, as applicable, of each the Group Subsidiaries is set forth on Section 3.3(a) of the Disclosure Schedule. The Company directly owns beneficially and of record, all of the issued and outstanding Equity Securities of each of the Group Subsidiaries, other than as set forth on Section 3.3(a) of the Disclosure Schedule, free and clear of any Liens, and all of such outstanding Equity Securities have been duly authorized, validly issued and are fully paid, nonassessable and free of preemptive rights, rights of first refusal or “put” or “call” rights (in each case other than restrictions created by statute), including under any Contract to which any Acquired Company or any Stockholder is a party or by which any Acquired Company or any Stockholder is bound. There are no accrued and unpaid dividends with respect to any outstanding Equity Securities of any Group Subsidiary.

(b) There are no outstanding or existing Equity Securities of any Group Subsidiary, other than those described in Section 3.3(a).

(c) There are no outstanding Contractual obligations or other commitments, agreements or arrangements of any Acquired Company or any Stockholder (i) restricting the transfer of, (ii) relating to or affecting the voting rights of, (iii) requiring the repurchase, redemption, acquisition, issuance, sale or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, in each case, any Equity Securities in any Group Subsidiary. There are no outstanding bonds, debentures, notes or other Indebtedness of any Group Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which equityholders of the Group Subsidiaries may vote.

(d) No Acquired Company owns any Equity Securities in any Person, other than Equity Securities in a Group Subsidiary.

Section 3.4 Noncontravention. Except as listed in Section 3.4 of the Disclosure Schedule, neither the execution, delivery or performance by the Stockholders or the Company of this Agreement or the other Transaction Documents, nor the consummation by the Stockholders or the Company of the transactions contemplated hereby or thereby, will (a) conflict with or violate the provisions of the Governing Documents of any Acquired Company, (b) require on the part of any Acquired Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Contract to which any Acquired Company is a party or by which any Acquired Company is bound or to which any of its properties or assets are subject, (d) result in the imposition of any Lien upon any properties or assets of any Acquired Company or (e) violate any Law applicable to any Acquired Company or any of its properties or assets.

Section 3.5 Financial Statements.

(a) The Stockholders have provided to the Buyer true and correct copies of the Financial Statements, which are attached to Section 3.5 of the Disclosure Schedule. Except as listed in Section 3.5 of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the consolidated financial condition, results of operations and cash flows of the Acquired Companies as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Acquired Companies; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

(b) The Acquired Companies have in place accounting and financial systems and processes (including the maintenance of proper books and records) that (i) provide reasonable assurances regarding the reliability of the Financial Statements are customary for a company at the same stage of development as the Company that are designed to and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required pursuant to GAAP to be disclosed in the Financial Statements (such systems and processes are herein referred to as the “Controls”). None of the Acquired Companies, their officers, nor any of the Acquired Companies’ independent auditors has identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Controls or the Financial Statements. To the knowledge of the Stockholders, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements. The Acquired Companies have in place revenue recognition methods consistent with GAAP. The current internal operating systems and networks (hardware and software) of the Acquired Companies are adequate to conduct the business of Acquired Companies as presently conducted in all material respects.

Section 3.6 Absence of Certain Changes.

(a) Since December 31, 2023, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

(b) Since December 31, 2023, (i) the Stockholders have operated the Acquired Companies in the Ordinary Course of Business and in compliance with all applicable Laws and to the extent consistent therewith, used its reasonable best efforts to preserve intact its current business organization, kept its physical assets in good working condition, excepting for normal wear and tear, kept available the services of its current officers and employees and preserved its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business have not been impaired in any material respect, and (ii) except for the matters set forth on Section 3.6(b) of the Disclosure Schedule, none of the Acquired Companies has taken any of the following actions:

(i) issued, redeemed, sold, pledged, disposed of, granted, transferred or encumbered any shares of capital stock of, or other Equity Securities in, any Acquired Company of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Securities, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Securities or such convertible or exchangeable securities of any Acquired Company;

(ii) split, combined or reclassified any of its Equity Securities, or declared, set aside or paid any dividend or other distribution (whether in cash, stock or property, or any combination thereof, and other than periodic distributions to pay Taxes) in respect of its Equity Securities;

(iii) other than trade payables incurred in the Ordinary Course of Business, created, incurred or assumed any indebtedness (including obligations in respect of capital leases), assumed, guaranteed, endorsed or otherwise became liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, or made any loans, advances or capital contributions to, or investments in, any other Person;

(iv) entered into, adopted or amended any Company Plan or any employment or severance agreement or arrangement, or increased in any manner, outside of the Ordinary Course of Business, the compensation or benefits of any directors, officers or employees paid at an annual base compensation of $100,000 or greater, other than any increase to such service provider’s base compensation that, when combined with all other increases to such service provider’s base compensation in the prior twelve (12) month period, did not exceed five percent (5%) of such service provider’s base compensation on the date of such increase or increases and was in the Ordinary Course of Business or paid, outside of the Ordinary Course of Business, any bonus or severance to its directors, officers or employees, or accelerated the vesting of, or payment of, any compensation under any Company Plan or hired or terminated (except for cause) any officers or any employees;

(v) acquired, sold, leased, licensed or disposed of any assets or property (including any shares or other Equity Securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of inventory and supplies in the Ordinary Course of Business;

(vi) mortgaged or pledged any of its property or assets or subjected any such property or assets to any Lien;

(vii) discharged or satisfied any Lien or paid any obligation or liability other than in the Ordinary Course of Business;

(viii) amended its Governing Documents;

(ix) changed its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(x) (i) made, changed or revoked any material Tax election, (ii) settled or compromised any material claim, notice, audit report or assessment for Taxes, (iii) changed (or requested to any Governmental Entity to change) any material aspect of any method of accounting for Tax purposes, (iv) filed any Tax Return (other than an amended Tax Return) unless such Tax Return shall have been prepared in a manner consistent with past practice of the Acquired Companies; (v) filed any amended Tax Return, (vi) failed to file any Tax Return when due (or, alternatively, failed to file for available extensions) or failed to cause such Tax Returns when filed to be complete and accurate in all respects,

(vii) failed to pay any amount of Taxes when due, (viii) entered into any closing agreement relating to Taxes, (ix) surrendered, compromised or forfeited any claim for a refund of Taxes, (x) filed any ruling request or made a voluntary Tax disclosure, amnesty filing or similar disclosure, or (xi) consented to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(xi) entered into, amended, terminated, taken or omitted to take any action that would constitute a violation of or default under, or waived any rights under, any Contract or agreement of a nature required to be listed in Section 3.10, Section 3.11 or Section 3.14 of the Disclosure Schedule;

(xii) formed any Subsidiary;

(xiii) purchased, sold, assigned, transferred, licensed, leased, abandoned or otherwise disposed of any Company Owned Intellectual Property other than in the Ordinary Course of Business;

(xiv) made or committed to make any capital expenditure in excess of $50,000 per item or $250,000 in the aggregate;

(xv) instituted or settled any Legal Proceeding;

(xvi) adopted a plan of complete or partial liquidation, dissolution, merger, restructuring or recapitalization; or

(xvii) agreed to take, authorize or approve any of the foregoing actions.

Section 3.7 Undisclosed Liabilities. No Acquired Company has, or is subject to, any liabilities (whether known or reasonably ascertainable, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Interim Balance Sheet, (b) liabilities which have arisen since the Interim Balance Sheet Date in the Ordinary Course of Business (none of which are for breach or violation of any Contract or Law), and (c) as listed in Section 3.7 of the Disclosure Schedule.

Section 3.8 Tax Matters.

(a) Each Taxpayer has filed on a timely basis all income and other material Tax Returns that it is and was required to file, and all such Tax Returns were true, correct and complete in all material respects. Each Taxpayer has paid on a timely basis all Taxes, whether or not shown or required to be shown on such Tax Returns, that were due and payable. With respect to any period for which such Tax Returns have not yet been filed or for which such Taxes are not yet due and owing, except as set forth on Section 3.8(a) of the Disclosure Schedule, each Taxpayer has made appropriate accruals in accordance with GAAP for such Taxes on the Financial Statements. Since the Interim Balance Sheet Date, no Taxpayer has incurred any liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice. All Taxes that each Taxpayer is or was required by Law to withhold or collect have been withheld or collected and, to the extent required, have been paid on a timely basis to the appropriate

Governmental Entity. Each Taxpayer has complied with all information reporting and back-up withholding requirements including maintenance of the required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.

(b) Each Taxpayer has delivered or made available to the Buyer complete and correct copies of (i) all Tax Returns of the Taxpayer for Taxable periods for which the applicable statute of limitations has not yet expired and (ii) all private letter rulings, revenue agent reports, information document requests, notices of assessment, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Taxpayer relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired. No examination or audit of any Tax Return of any Taxpayer by any Governmental Entity or other administrative or judicial Tax proceeding is currently in progress or, to the knowledge of the Stockholders, threatened in writing. No Taxpayer has been informed in writing by any jurisdiction where such Taxpayer does not file Tax Returns that the jurisdiction believes that the Taxpayer was required to file any Tax Return that was not filed or that the Taxpayer is subject to taxation in such jurisdiction.

(c) No Taxpayer has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, in each case which has continuing effect, provided, however, that the Company has filed an extension with respect to the December 31, 2023 Company S Corporation Tax Returns (Federal and state), (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed with any Governmental Entity any power of attorney relating to Taxes.

(d) Each Taxpayer has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(e) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of any Taxpayer, other than with respect to Taxes not yet due and payable or Taxes that are being contested in good faith where appropriate reserves have been recorded on the Financial Statements.

(f) No Taxpayer will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or improper use of a method of accounting for a Taxable period ending on or prior to the Closing Date (or as a result of the transactions contemplated by this Agreement); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) or other agreement with a Governmental Entity executed prior to the Closing; (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); (iv) installment sale, open transaction or other transaction occurring on or prior to the Closing; (v) prepaid amount received prior to the Closing; (vi) liability under Section 965 of the Code; or (vii) income inclusion pursuant to Section 951 or 951A of the Code with respect to a taxable period or portion thereof ending on or prior to the Closing Date. Each Taxpayer currently utilizes the accrual method of accounting for income Tax purposes and such method of accounting has not changed in the past five (5) years.

(g) No Taxpayer has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

(h) No Taxpayer has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor have stock or securities of any Taxpayer been distributed, in a transaction to which Section 355 or Section 361 of the Code was intended to apply.

(i) No Taxpayer has engaged in a trade or business, has had a permanent establishment (within the meaning of an applicable Tax treaty) or has otherwise been subject to Tax in a country other than its country of formation.

(j) No Taxpayer has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes. No Taxpayer has any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provisions of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

(k) Each Taxpayer has maintained complete and accurate records, including all applicable exemption, resale or other certificates, of (i) all sales to purchasers claiming to be exempt from sale and use Taxes based on the exempt status of the purchaser, and (ii) all other sales for which sales Tax or use Tax was not collected by any Taxpayer and as to which the seller is required to receive and retain resale certificates or other certificates relating to the exempt nature of the sale or use or non-applicability of the sale and use Taxes.

(l) No Taxpayer has any actual or potential liability under the escheat Laws or any other Laws of any jurisdiction relating to abandoned property.

(m) No Taxpayer is bound by any Tax indemnity, Tax sharing or Tax allocation agreement or similar Contract (other than a Contract the primary purpose of which does not relate to Taxes).

(n) No Taxpayer is a partner for Tax purposes with respect to any joint venture, partnership or other arrangement or Contract which is treated as a partnership for Tax purposes.

(o) No Taxpayer has been party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(p) The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any corresponding or similar provision of state, local or foreign Tax Law in each jurisdiction in which the Company is obligated to file income or franchise Tax Returns) at all times since January 1, 2015 and the Company will be a validly electing S corporation up to and including the date immediately preceding the Closing Date.

Section 3.9 Assets. Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Acquired Companies, each of the Acquired Companies has good title to, or a valid leasehold interest in, the assets and properties (tangible or intangible) used or held for use by it in connection with the conduct of its business as conducted on the date of this Agreement, free and clear of all Liens. Taken as a whole, all such assets and properties are in good operating condition and repair (except for ordinary wear and tear). The assets, properties, interests and rights (tangible or intangible) of the Acquired Companies (leased and owned) constitute all of the assets, properties, interests and rights that are sufficient for the conduct of the business of the Acquired Companies in all material respects in the manner and to the extent now conducted (and for the avoidance of doubt, NWL International Sales, Inc. does not own or have any right to use any of the assets, properties, interests or rights that are used in the conduct of such business).

Section 3.10 Real Property.

(a) Section 3.10(a) of the Disclosure Schedule lists all of the real property currently owned by any Acquired Company (the “Owned Real Property”). Subject to Permitted Encumbrances, the relevant Acquired Company has good and marketable fee simple title to the Owned Real Property. The use and operation of the Owned Real Property does not violate any Law, covenant, condition, restriction, easement, license, Permit or Contract.

(b) Section 3.10(b) of the Disclosure Schedule lists all Leases. The Stockholders have delivered or made available to the Buyer complete and accurate copies of the Leases including all modifications and amendments thereto. With respect to each Lease, (i) such Lease has been duly authorized, executed and delivered by the parties thereto and is legal, valid, binding, enforceable and in full force and effect; (ii) subject to receipt of all necessary consents by each applicable landlord thereunder as set forth on Section 3.10(b) of the Disclosure Schedule, such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; (iii) no Acquired Company or, to the knowledge of the Stockholders, any other party, is in material breach or material violation of, or material default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Stockholders, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or material default by any Acquired Company or, to the knowledge of the Stockholders, any other party under such Lease, and (iv) to the knowledge of the Stockholders, no Acquired Company has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending with respect to the Real Property leased by it pursuant to a Lease.

(c) None of the Stockholders or any of their respective Affiliates has received written notification, nor are such Stockholders otherwise aware, that any Real Property is in violation of all material conditions, restrictions and requirements contained in any zoning ordinances applicable to such Real Property. There are no zoning or other land use or Permit-related proceedings (including condemnation proceedings) before any Governmental Entity instituted or, to Stockholder’s knowledge, threatened or planned to be instituted, that would detrimentally affect the use of any Real Property as presently contemplated. No Person, other than the Acquired Companies, has the right to use or occupy the Real Property.

(d) The Real Property constitutes all interests in real property currently used, occupied or held for use in connection with the business of the Acquired Companies. Except as disclosed on Section 3.10(d) of the Disclosure Schedule, the Stockholders do not currently have any interests (including option interests) in any real property other than the Real Property.

(e) None of the Acquired Companies has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold, subleasehold, license or other right of occupancy of the Leased Real Property.

(f) The Acquired Companies have all Permits necessary for the current use and operation of each of the Real Properties, and the Acquired Companies have each complied with all material conditions of the Permits applicable to them. No material default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit applicable to the Real Property.

Section 3.11 Intellectual Property.

(a) Section 3.11(a) of the Disclosure Schedule lists all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable, all material unregistered Trademarks and domain names. All Company Registrations are currently in compliance with all formal legal requirements (including, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications), and the Company has taken all actions necessary, to maintain such Company Registrations in full force and effect. All assignments of Company Registrations to the Acquired Companies have been properly executed and recorded. All issuance, renewal, maintenance and other payments that are or have become due with respect to the Company Registrations have been timely paid by or on behalf of the Acquired Companies, and all Company Owned Intellectual Property, including the Company Registrations, is subsisting, valid and enforceable (provided the foregoing representation is made to the knowledge of the Stockholders with respect to applications for Company Registrations). No Company Registrations have at any time been cancelled, abandoned, allowed to lapse or not renewed, except where the Acquired Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such Company Registrations. No Company Registrations have ever been found invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, except for claims rejected or refused in connection with the prosecution of any Company Registrations. No Company Registrations have been or are now involved in any inventorship challenge, interference, reissue, re-examination, inter-partes review, post-grant review, or opposition proceeding, nor have any of the foregoing been threatened. The Acquired Companies have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Acquired Companies and have made no material misrepresentation in such applications.

(b) Except as set forth in Section 3.11(b) of the Disclosure Schedule, each item of Company Intellectual Property will be owned or available for use by the Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. Except as set forth in Section 3.11(b) of the Disclosure Schedule, the transactions contemplated by this Agreement do not and will not conflict with, result in the forfeiture of, impair or result in a breach of or default under, or payment of any additional amount with respect to, or require the consent of any other Person in respect of, the right to own or use any Company Intellectual Property. An Acquired Company (i) is the sole and exclusive owner of all Company Owned Intellectual Property, and (ii) has valid and continuing rights (pursuant to valid and enforceable written agreements) to Exploit all other Company Intellectual Property as the same is Exploited by any Acquired Company in the business as currently conducted, and, to the knowledge of the Stockholders, as currently proposed to be conducted; in each of the foregoing clauses (i) and (ii) above, free and clear of any Liens, other than Permitted Encumbrances. The Company Intellectual Property constitutes all Intellectual Property necessary to conduct the Acquired Companies’ businesses in the manner currently conducted, and, to the knowledge of the Stockholders, as currently proposed to be conducted.

(c) The Acquired Companies have taken all reasonably necessary measures to maintain in confidence all trade secrets and confidential information comprising the Company Intellectual Property, including, without limitation, requiring each employee and consultant of the Acquired Companies and any other Person with access to such trade secrets or confidential information to execute a binding confidentiality agreement, and, to the Stockholder’s knowledge, there has not been any breach by any party of any such confidentiality agreements. To the knowledge of the Stockholders, there has been no: (i) unauthorized disclosure of any third party confidential information in the possession, custody or control of an Acquired Company or (ii) material breach of any Acquired Company’s security procedures or controls wherein confidential information has been disclosed to a third party.

(d) None of the Company Owned Intellectual Property infringes or violates, or constitutes a misappropriation of, or has in the past infringed, violated or misappropriated, any Intellectual Property rights of any third party. Other than as set forth in Section 3.11(d) of the Disclosure Schedule, there are no complaints, claims or notices, or threats of any of the foregoing (including any notifications that a license under any patent is or may be required), received by any Acquired Company within the past six (6) years, alleging any such infringement, violation or misappropriation or that any of the Company Owned Intellectual Property is invalid or unenforceable nor any request or demand for indemnification or defense received by any Acquired Company from any reseller, distributor, customer, user or any other third party. With respect to any third party Software used by the Acquired Companies, the Acquired Companies have, in accordance with each applicable third party’s Software licensing requirements, obtained the appropriate number of licenses to use such Software in the operation of the business as currently conducted, and, to the knowledge of the Stockholders, as currently proposed to be conducted. There are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) restrict the rights of any Acquired Company to use any Company Owned Intellectual Property in any manner, (ii) restrict the business of any Acquired Company in order to accommodate any third party’s Intellectual Property, or (iii) permit third parties to use the Company Owned Intellectual Property.

(e) To the knowledge of the Stockholders, no Person (including, without limitation, any current or former employee or consultant of any Acquired Company) is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any Company Intellectual Property which is exclusively licensed to an Acquired Company.

(f) Section 3.11(f) of the Disclosure Schedule identifies each license, covenant or other agreement pursuant to which any Acquired Company has licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any Company Owned Intellectual Property or other Intellectual Property exclusively licensed to an Acquired Company. Except as listed in Section 3.11(f) of the Disclosure Schedule, none of the Acquired Companies have agreed to indemnify any person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party Intellectual Property rights. No Acquired Company is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.

(g) None of the Customer Offerings or Internal Systems includes Software or other material that was obtained by an Acquired Company from third parties other than pursuant to a Company Intellectual Property License listed in Section 3.11(g) of the Disclosure Schedule or any license, covenant or other agreement for Open Source Software or Off-the-Shelf Products.

(h) Each of the Persons set forth on Section 3.11(h) of the Disclosure Schedule has executed a valid and binding written agreement presently assigning to an Acquired Company all right, title and interest in any such Intellectual Property, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible. No current or former shareholder, officer, director, or employee of the Acquired Companies has any right (whether or not currently exercisable) or ownership interest in any Company Owned Intellectual Property.

(i) All Customer Offerings: (i) comply in all material respects with all applicable Laws and industry standards; and (ii) materially conform to all applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), representations and claims in packaging, labeling, advertising, and marketing materials, and applicable specifications, user manuals, training materials, and other published documentation. The Customer Offerings, and, to the knowledge of the Stockholders, the Internal Systems are free from defects, bugs or errors that materially adversely affect, or could reasonably be expected to materially adversely affect, the functionality, or performance thereof, and conform in all material respects to the written Documentation and specifications therefor and comply in all material respects with all applicable Laws and industry standards. To the knowledge of the Stockholders, the Customer Offerings as delivered to Company’s customers and the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data (“Malicious Code”). The Acquired Companies implement commercially reasonable measures designed to prevent the introduction of Malicious Code into Customer Offerings.

(j) No Source Code for any Customer Offering or included in the Company Owned Intellectual Property has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or contractor of an Acquired Company, and none of the Acquired Companies has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available such Source Code to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any Source Code for any Customer Offering or Company Owned Intellectual Property to any other Person who is not, as of the date of this Agreement, an employee or contractor of an Acquired Company.

(k) None of the Acquired Companies have incorporated, embedded, linked, distributed with, or otherwise used any Open Source Software in or with any Company Owned Intellectual Property (including any Customer Offering) that (i) grants or purports to grant to any Person any rights to or immunities under any of the Company Owned Intellectual Property, or (ii) requires any Acquired Company to disclose or distribute the source code to any of any Company Owned Intellectual Property, to license or provide the source code to any of any Company Owned Intellectual Property for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of any Company Owned Intellectual Property at no charge.

(l) No government funding, facilities or personnel of a university, college, other educational institution or research center or funding from governmental or academic third parties was used in the development of any of the Company Owned Intellectual Property. No officer or employee of an Acquired Company who was involved in, or who contributed to, the creation or development of any of the Company Owned Intellectual Property has performed services for the government, university, college, or other educational institution or research center during a period of time during which such person was also performing services for an Acquired Company in a manner that may give rise to any Intellectual Property ownership claims by such government, university, college, or other educational institution or research center with respect to any of the Company Owned Intellectual Property.

(m) The computers, Software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment of the Acquired Companies (collectively, the “IT Assets”) (i) operate and perform in all material respects in accordance with their respective documentation and functional specifications and otherwise as required by Acquired Companies and have not materially malfunctioned or failed within the past three (3) years, (ii) are adequate and sufficient for the operations of the Acquired Companies, and (iii) to the knowledge of the Stockholders, do not contain any Malicious Code. The Acquired Companies have in place commercially reasonable measures to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against unauthorized use or access and against the introduction of Malicious Code, and, to the knowledge of the Stockholders, none of the Acquired Companies has experienced any unauthorized use or disclosure of, or access to, the IT Assets or any information or data of the Acquired Companies. The Acquired Companies have implemented commercially reasonable data backup, data storage, system redundancy and disaster recovery procedures, as well as a commercially reasonable business continuity plan.

Section 3.12 Data Privacy.

(a) Each of the Acquired Companies, and to the knowledge of the Stockholders, all affiliates and/or third parties Processing Personal Information on behalf of the each of the Acquired Companies (collectively, “Data Partners”), comply and have at all times in the prior three (3) years materially complied with all applicable (i) Privacy Laws, (ii) policies, notices, and/or statements related to privacy, security or the Processing of Personal Information (each, a “Privacy Policy”), and (iii) contractual commitments related to privacy, security, or the Processing of Personal Information (collectively, the “Privacy Requirements”). The Acquired Companies have at all times in the prior three (3) years provided a materially complete and accurate Privacy Policy to individuals prior to the collection of any Personal Information.

(b) The execution, delivery, and performance of this Agreement and the transactions contemplated hereby do not and will not: (i) conflict with or result in a violation or breach of any Privacy Requirements; (ii) require the consent of or provision of notice to any Person concerning such Person’s Personal Information; (iii) give rise to any right of termination or other right to impair or limit the Buyer’s rights to own and Process any Personal Information used in or necessary for the operation of each of the Acquired Companies’ businesses; or (iv) otherwise prohibit the transfer of Personal Information to the Buyer. To the extent that any Personal Information transferred as part of the transactions contemplated hereby falls within the scope of State Comprehensive Privacy Laws, for the avoidance of doubt, all such Personal Information is an asset that will be transferred as part of the transactions contemplated hereby, as contemplated by the relevant exception to the term “sale” as defined under such laws.

(c) Each of the Acquired Companies have at all times had contracts in place with all Data Partners which impose on such Data Partners appropriate obligations related to privacy, security, and the Processing of Personal Information and otherwise comply with the Privacy Requirements.

(d) Each of the Acquired Companies have at all times implemented, maintained and complied with, and have required all material Data Partners to implement, commercially reasonable technical, physical, and organizational measures, plans, procedures, controls, and programs, including a written information security program, which at a minimum meet industry standard practice and (i) as designed to protect Personal Information and confidential information against Security Incident, and (ii) reasonably address internal and external risks to the privacy and security of Personal Information and confidential information. None of the Acquired Companies nor, to the knowledge of the Stockholders any Data Partner has experienced any Security Incidents.

(e) In relation to any Security Incident and/or actual, alleged, or potential violation of a Privacy Requirement, none of the Acquired Companies nor any of their Data Partners have (i) notified or been required to notify any Person, or (ii) received any notice, inquiry, request, claim, complaint, correspondence or other communication from, or been the subject of any investigation or enforcement action by, any Person. To the knowledge of the Stockholders, there are no facts or circumstances that would reasonably be expected to give rise to the occurrence of (i) or (ii).

(f) Each of the Acquired Companies maintain insurance coverage containing commercial policy terms for risks relating to any Security Incident, unauthorized Processing of Personal Information, or violation of the Privacy Requirements, and no claims have been made under such insurance policy(ies).

Section 3.13 Inventory. All inventory of the Acquired Companies, whether or not reflected on the Interim Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Interim Balance Sheet. All such inventory is owned by the Acquired Companies free and clear of all Liens, and no inventory is held on a consignment basis. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Acquired Companies.

Section 3.14 Contracts.

(a) Section 3.14 of the Disclosure Schedule sets forth a true and complete list of each of the following Contracts to which any Acquired Company is a party as of the date of this Agreement:

(i) any Contract for the lease of personal property from or to third parties providing for lease payments in excess of $250,000 per annum or having a remaining term longer than twelve (12) months;

(ii) any Contract for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one (1) year, (B) which involves aggregate consideration in excess of $250,000 (whether payable or receivable by any Acquired Company), or (C) in which any Acquired Company has granted manufacturing rights, service-level guarantees, “key man” provisions, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii) any Contract concerning the establishment or operation of a partnership, joint venture or similar arrangement;

(iv) any distribution, dealer, sales representative or sales agency Contract for which annual payments exceed $50,000;

(v) any Contract under which any Acquired Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations), or under which any Acquired Company has imposed (or may impose) a Lien on any of its assets, tangible or intangible;

(vi) any Contract for the disposition of any significant portion of the assets or business of any Acquired Company (other than sales of products in the Ordinary Course of Business) or any Contract for the acquisition of the assets or business of any other Person (other than purchases of inventory or components in the Ordinary Course of Business);

(vii) any Contract containing a covenant of any Acquired Company purporting to limit either the type or line of business in which any Acquired Company may engage or the geographic area in which any of them may so engage;

(viii) any employment or consulting Contract that provides for an annual base salary or other fees equal to or in excess of $150,000;

(ix) any Contract involving any current or former officer, director or stockholder of any Acquired Company or an Affiliate thereof;

(x) any Contract which contains any provisions requiring an Acquired Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or the provision of services entered into in the Ordinary Course of Business);

(xi) any settlement Contract arising out of any claim asserted by any Person (including any Governmental Entity); and

(xii) any Company Intellectual Property License (except for Contracts for Off-the-Shelf Products or Open Source Software);

(xiii) any other Contract either involving aggregate consideration in excess of $250,000 (whether payable or receivable by any Acquired Company) or not entered into in the Ordinary Course of Business.

(b) The Stockholders have delivered or made available to the Buyer a complete and accurate copy of each Contract required to be listed in Section 3.10, Section 3.11 or Section 3.14 of the Disclosure Schedule, together with all amendments, modifications or supplements thereto. With respect to each Contract required to be so listed: (i) the Contract is legal, valid, binding and enforceable and in full force and effect; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; (iii) no party to such Contract has exercised or, to the knowledge of the Stockholders, threatened to exercise any termination rights with respect to any such Contract; and (iv) none of the Acquired Companies is, and to the knowledge of the Stockholders, no other party is, in material breach or violation of, or material default under, any such Contract, and no event has occurred, is pending or, to the knowledge of the Stockholders, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by any Acquired Company or, to the knowledge of the Stockholders, any other party under such Contract.

Section 3.15 Accounts Receivable. Except as set forth on Section 3.15 of the Disclosure Schedule, all accounts receivable of the Acquired Companies reflected on the Interim Balance Sheet (other than those paid since such date) have arisen from bona fide transactions entered into by an Acquired Company, are valid receivables subject to no setoffs or counterclaims, and, to the knowledge of the Stockholders, are current and collectible (within ninety (90) days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Interim Balance Sheet, which reserve is adequate and was calculated in accordance with GAAP as consistently applied. Except as set forth on Section 3.15 of the Disclosure Schedule, all accounts receivable of the Acquired Companies that have arisen since the Interim Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible in the Ordinary Course of Business (within ninety (90) days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Interim Balance Sheet. No Acquired Company has received any written notice from an account debtor stating that any account receivable in an amount in excess of $25,000 is subject to any contest, claim or setoff by such account debtor.

Section 3.16 Powers of Attorney. Except as set forth on Section 3.16 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of any Acquired Company.

Section 3.17 Insurance. Section 3.17 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers’ compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which any Acquired Company is a party, all of which are in full force and effect. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, no Acquired Company will be liable for retroactive premiums or similar payments, and each Acquired Company is otherwise in compliance in all material respects with the terms of such policies. To the knowledge of the Stockholders, there is no threatened termination of, or premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. The insurance policies disclosed on Section 3.17 of the Disclosure Schedule are sufficient for compliance in all material respects with all applicable Laws and agreements to which any Acquired Company is a party or by which it is bound.

Section 3.18 Litigation. Except as set forth in Section 3.18 of the Disclosure Schedule, there is no, and during the past three (3) years there has been no, Legal Proceeding which is pending or has been threatened in writing against any Acquired Company and, to the knowledge of the Stockholders, no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such Legal Proceeding. There are no, and during the past three (3) years there have been no, Orders outstanding against any Acquired Company or by which any Acquired Company has been bound.

Section 3.19 Warranties. No product or service manufactured, sold, leased, licensed or delivered by any Acquired Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (a) the applicable standard terms and conditions of sale or lease of the Acquired Companies, which have been provided to the Buyer prior to the date hereof and (b) manufacturers’ warranties for which no Acquired Company has any liability. Section 3.19 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Acquired Companies in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements and, to the knowledge of the Stockholders, there is no reason why such expenses would significantly increase as a percentage of sales in the future.

Section 3.20 Employees.

(a) Section 3.20(a) of the Disclosure Schedule contains a list of all employees of the Acquired Companies, along with the job title or position, primary work location, the annual base salary or hourly rate of compensation, as applicable, the commission, target bonus or other incentive-based compensation opportunity of each such person, each employee’s leave status (as applicable) and expected date of return, and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws. Section 3.20(a) of the Disclosure Schedule also indicates which such employees are a party to a non-competition agreement with an Acquired Company, and copies of such agreements have previously been delivered or made available to the Buyer. Each current or past employee of the Acquired Companies has entered into an employment agreement which contains a confidentiality agreement with an Acquired Company, a copy or form of which has previously been delivered or made available to the Buyer. All of the agreements referenced in the two preceding sentences will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

(b) To the knowledge of the Stockholders, no key employee or group of employees of any Acquired Company has any plans to terminate their employment. No Acquired Company is party to any collective bargaining agreement or other contract with any group of employees, labor organization or other representative of any of the employees of any Acquired Company, and to the knowledge of the Stockholders, there are no activities or proceedings of any labor union or other party to organize or represent such employees. In the past three (3) years, there has not occurred or, to the knowledge of the Stockholders, been threatened, any strike, slow-down, picketing, work-stoppage, material grievance, or other similar labor activity or dispute with respect to any current or former employees of any Acquired Company. In the past three (3) years, no Acquired Company (including any of its officers) has discharged, demoted, suspended, or in any other manner discriminated against any employee who had previously submitted to his or her supervisor or anyone else in a position of authority with an Acquired Company any written or oral complaint, or allegation regarding any alleged unlawful or unethical conduct by any Acquired Company relating to accounting.

(c) There is not presently existing, and during the past three (3) years there has not been, any claim pending, or to the knowledge of the Stockholders threatened, against any Acquired Company, related to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hour or any other labor or employment related matter arising under applicable Laws. During the past three (3) years, the Acquired Companies have not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, provincial or local plant closing or mass layoff Law.

(d) Except as would not result in a material liability for any Acquired Company, in the past three (3) years, each Acquired Company has correctly classified those individuals performing services for such Acquired Company (as applicable) as common law employees, leased employees, exempt or non-exempt employees, independent contractors or agents of the Acquired Company (as applicable), and, to the knowledge of Stockholders, no Acquired Company has any material liability for improper classification of any such individual, including for unpaid overtime or by reason of an individual who performs or performed services for the Acquired Company (as applicable) in any capacity being improperly excluded from participating in a Company Plan.

(e) The Acquired Companies (i) have fully and timely paid all wages, salaries, wage premiums, bonuses, commissions, fees and other compensation due and payable to its current and former employees and contractors pursuant to applicable Law, Contract or policy, (ii) each individual who is providing, or has provided, services to an Acquired Company and is or was treated as an independent contractor, consultant, or other non-employee service provider is or was (as applicable) properly so treated for all purposes and (iii) all social security contributions, wage Tax and other payments due and payable to a Governmental Entity in connection with the employment relationships with its current and former employees pursuant to applicable Law, Contract or policy.

(f) In the past three (3) years, there have not been (i) any allegations or complaints made to or filed with any Acquired Company related to sexual harassment or sexual misconduct; (ii) any other claims or investigations initiated, filed, threatened in writing or, to the knowledge of the Stockholders, threatened orally against any Acquired Company related to sexual harassment or sexual misconduct, or (iii) any other allegations, formal or informal complaints or any other claims or investigations initiated, filed, threatened in writing or, to the knowledge of the Stockholders, threatened orally by or against any current or former director, officer or senior level management employee of any Acquired Company.

(g) Since March 1, 2020, no Acquired Company has materially reduced the compensation, benefits or working schedule of any of its employees, in each case, for any reason relating to the COVID-19 pandemic.

Section 3.21 Employee Benefits.

(a) Section 3.21(a) of the Disclosure Schedule contains a complete and accurate list of all material Company Plans. With respect to each material Company Plan, complete and accurate copies of the following have been delivered or made available to Buyer: (i) the plan document (or a written summary of any unwritten Company Plan), and any amendments thereto, related trust agreement, funding agreement, and insurance contract; (ii) in the case of each Company Plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500 series) and accompanying schedules; (iii) where applicable, the current summary plan description and any material modifications thereto; (iv) where applicable, the most recent annual financial and actuarial reports; (v) in the case of each Company Plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, advisory or opinion letter received by the Acquired Companies from the Internal Revenue Service regarding the tax-qualified status of such Company Plan; (vi) any material non-routine correspondence with a Governmental Entity within the past three (3) calendar years; and (vii) the most recent written results of any required compliance testing.

(b) Each Company Plan has been established, maintained, funded, administered and operated in compliance in all material respects with its terms and with the requirements of all applicable Laws. Each Acquired Company and the ERISA Affiliates has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto.

(c) Each Company Plan that is subject to the applicable Law of a jurisdiction other than the United States or that is maintained primarily for the benefit of any current or former director, officer, employee or other individual service provider of the Acquired Companies whose primary work location or residence is outside of the United States (an “International Company Plan”) has been established, maintained, funded, operated, and administered in compliance with its terms and conditions and with the requirements prescribed by any applicable Laws. No International Company Plan has material unfunded or underfunded liabilities that as of the Closing will not be fully accrued for in its financial statements or fully offset by insurance with respect to any “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement.

(d) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) pending, or to the knowledge of the Stockholders, threatened, involving any Company Plan or asserting any rights or claims to benefits under any Company Plan.

(e) All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no act or omission has occurred that would reasonably be expected to adversely affect its qualification.

(f) At no time during the past six (6) years has any Acquired Company or ERISA Affiliate maintained, sponsored or contributed to, or been obligated to contribute to, or been reasonably expected to have any liability with respect to (i) any plan that is subject to Title IV of ERISA or Section 412 of the Code, (ii) any multiple employer plan as described in Section 413(c) of the Code, or (iii) any “multiemployer plan”, within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA. No Company Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980B(f) of the Code paid solely by the participant).

(g) No act or omission has occurred and no condition exists with respect to any Company Plan that would subject any Acquired Company or ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

(h) Except as set forth on Section 3.21(h) of the Disclosure Schedule, neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, whether alone or in connection with any other event, will (i) entitle any current or former director, officer, employee or service provider of an Acquired Company to any compensation or benefit or (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits for any current or former director, officer, employee or service provider of any Acquired Company. No Acquired Company has any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any Tax, including under Sections 409A or 4999 of the Code.

(i) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated in compliance in all material respects with Code Section 409A.

(j) No Taxpayer has made any payments, is obligated to make any payments, nor is a party to any agreement, contract, arrangement, or plan that could obligate it to make any payments, that are or could be, separately or in the aggregate, “excess parachute payments” within the meaning of Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) thereof).

(k) Section 3.21(k) of the Disclosure Schedule sets forth a true and complete list of all COVID-19 Funds that have been requested or received by any Acquired Company, including the name of the entity, the amount of COVID-19 Funds that have been requested and/or received by such member, the name of the distribution, allocation, grant or other program under which such COVID-19 Funds were received, and the amount (if any) of such COVID-19 Funds that has been returned to, recouped or forgiven by, the applicable Governmental Entity. The applicable Acquired Company was eligible under applicable Law to receive the COVID-19 Funds that have been received by such Acquired Company and has complied with applicable Laws related to such COVID-19 Funds. The applicable Acquired Company has submitted all attestations, certifications reports, financial records or other data elements for required reporting and audits required by applicable Law in connection with its receipt of COVID-19 Funds, and all such attestations, certifications, reports, financial records or other data elements for required reporting and audits are true, accurate and complete. The applicable Acquired Company has used, plans to use, or has returned all COVID-19 Funds it has received and has prepared or maintained all financial or accounting records relating to such COVID-19 Funds, in each case, in compliance with applicable Law. No Acquired Company has been made the subject of or received any notice of any audit or review by any Governmental Entity in connection with the COVID-19 Funds.

Section 3.22 Environmental Matters.

(a) Each of the Acquired Companies is, and since January 1, 2019 has been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying in all material respects with all Company Permits required under Environmental Laws.

(b) There is no pending or, to the knowledge of the Stockholders, threatened Legal Proceeding, notice of violation, inquiry or information request, in each case relating to or arising under any Environmental Law and involving or relating to any Acquired Company.

(c) No Acquired Company is subject to any outstanding Order regarding any Acquired Company or any asset or property of any Acquired Company pursuant to any Environmental Law.

(d) The Stockholders and Buyer acknowledge that the Stockholders are responsible for ISRA Compliance, as set forth in Section 5.7 of this Agreement. In connection with Stockholder’s ISRA Compliance, Materials of Environmental Concern (as defined herein) may be identified on, under, or about the New Jersey Real Properties (as defined herein). Except as may be discovered as a result of Stockholder’s ISRA Compliance obligation (excluding, for the avoidance of doubt, any matter known to the Stockholders prior to the date hereof), and except as disclosed in Buyer Environmental Reports, to the knowledge of the Stockholders, no Acquired Company has generated, stored, used, released, discharged, spilled, transported, handled or disposed or arranged for the disposal of any Materials of Environmental Concern at any location, and, to the knowledge of the Stockholders, no Materials of Environmental Concern has been released by any Person at, in, on or under, or are otherwise present at, any of the Real Property, in any such case that would result in a violation of any Environmental Law or a material liability or obligation of any Acquired Company under Environmental Law.

(e) No Acquired Company has assumed by contract or operation of Law any material liability of any other Person arising under or pursuant to Environmental Law.

(f) The Stockholders have provided to Buyer copies of all material environmental audits, assessments (including Phase I and Phase II environmental site assessments) reports or other similar evaluations in their or the Acquired Companies’ possession or control relating to the Acquired Companies’ business, operations, and properties (including the Real Property).

Section 3.23 Customers and Suppliers. Section 3.23 of the Disclosure Schedule sets forth a list of (a) the top ten (10) customers of the Acquired Companies based on the consolidated revenues of the Acquired Companies during the last full fiscal year or the interim period through June 30, 2024 and the amount of revenues accounted for by each such customer during each such period (collectively, the “Material Customers”) and (b) the top ten (10) suppliers of the Acquired Companies based on the consolidated amount of purchases of the Acquired Companies during the last full fiscal year or the interim period through July 15, 2024 and the amount of such purchases for each such supplier during each such period (collectively, the “Material Suppliers”). No Material Customer or Material Supplier has notified the Acquired Companies in writing within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Acquired Companies. Except as set forth in Section 3.23 of the Disclosure Schedule, to the knowledge of the Stockholders, no Material Customer or Material Supplier is in breach of any Contract with the Acquired Companies. None of the Acquired Companies are in material breach of any Contract with a Material Customer or a Material Supplier.

Section 3.24 Permits; Compliance with Laws.

(a) Each Acquired Company is in possession of all material authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity (each, a “Permit”) necessary for such Acquired Company to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Company Permits”), and all such Company Permits are in full force and effect, except where the failure to have any Company Permits, or the failure of any Company Permit to be in full force and effect, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Acquired Companies, taken as a whole. Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Acquired Companies, taken as a whole, (i) no Company Permit has been revoked, suspended, terminated or materially impaired in any manner since January 1, 2019, (ii) no Acquired Company is in default or violation, in any respect, of any of Company Permits and (iii) since January 1, 2019, no Acquired Company has received any written notice regarding any of the matters set forth in the foregoing clauses (i) and (ii). There are no Legal Proceedings pending or, to the knowledge of the Stockholders, threatened, that seek the revocation, cancellation or modification of any Company Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Acquired Companies, taken as a whole. Since January 1, 2019, each Acquired Company has been, to the knowledge of the Stockholders, in compliance with each of the Company Permits.

(b) Since January 1, 2019, (i) each Acquired Company has been in material compliance with all Laws applicable to the Acquired Companies and their respective businesses, properties, assets and activities and (ii) no Acquired Company has received any written notice alleging any noncompliance, in each case, except for such noncompliance as, individually or in the aggregate, has not been and would not reasonably be expected to be material to any Acquired Company.

(c) Since January 1, 2019, no Acquired Company, and, to the knowledge of the Stockholders, no director, officer, agent, employee or other Person acting on behalf of any Acquired Company, has knowingly, in the course of its actions for, or on behalf of, any of them, violated any provision of any applicable Anti-corruption Law. Since January 1, 2019, no Acquired Company has received any written communication from a Governmental Entity (x) related to any investigation or inquiry with respect to a potential violation by an Acquired Company or any representative thereof of any Anti-corruption Law, or (y) that alleges that an Acquired Company or any representative thereof is in violation of any Anti-corruption Law.

(d) Since January 1, 2019, each Acquired Company has (i) complied with applicable Sanctions and Trade Controls; (ii) maintained in place and implemented controls and systems to comply with applicable Sanctions and Trade Controls; (iii) not engaged in any transaction or dealing, directly or indirectly, with or involving a Sanctioned Country or Sanctioned Person; or (iv) not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Entity or other legal proceedings with respect to any actual or alleged violations of Sanctions or Trade Controls, and has not been notified of any such pending or threatened actions..

(e) Neither the Company nor any director, officer or, to the knowledge of the Stockholders, employee or agent of the Company is: (i) a Sanctioned Person; (ii) subject to debarment or any list-based designations under any Trade Controls; or (iii) engaged in transactions, dealings, or activities that might reasonably be expected to cause such Person to become a Sanctioned Person.

Section 3.25 Affiliate Transactions. Except as set forth on Section 3.25 of the Disclosure Schedule, (a) there are no Contracts between any Acquired Company, on the one hand, and any Stockholder or any of its Affiliates or family members on the other hand, and (b) no Acquired Company owes any amount to, or has committed to make any loan or extend or guarantee credit to or for the benefit of, any Stockholder or any of its Affiliates or family members, (c) none of the Stockholders or any of their respective Affiliates or family members performs any services for, or on behalf of, any Acquired Company, other than employment arrangements entered into in the Ordinary Course of Business, (d) no property or asset or interest in any property or asset that relates to and is or will be necessary or useful in the present or currently contemplated future operation of the business of any Acquired Company is presently owned by or leased by or to any Stockholder or any of its Affiliates or family members (any matter contemplated by the foregoing, an “Affiliate Transaction”).

Section 3.26 Brokers’ Fees. Except as set forth on Section 3.26 of the Disclosure Schedule, no Acquired Company has any liability or obligation to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement.

Section 3.27 Books and Records. The minute books and other similar records of each Acquired Company contain complete and accurate records of all actions taken at any meetings of such Acquired Company’s stockholders, members, board of directors, board of managers or other similar governing body and of all written consents executed in lieu of the holding of any such meeting. The books and records of each Acquired Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of such Acquired Company and have been maintained in accordance with commercially reasonable business and bookkeeping practices. Section 3.27 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Acquired Companies and the names of persons having signature authority with respect thereto or access thereto.

Section 3.28 Government Contracts. Since January 1, 2019, (a) no Acquired Company has been in material breach of or material default under any Government Contract, and no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a material breach or material default by such Acquired Company; (b) all representations and certifications applicable to such Government Contracts and associated bids or proposals were accurate in all material respects when made and have been updated as required; (c) invoices submitted by any Acquired Company were accurate in all material respects, and any required adjustments have been promptly credited and reported to the applicable customer and recorded in the financial records of the relevant Acquired Company; (d) the Acquired Companies are not required to make or maintain any cost accounting or any pricing disclosure or guarantee, or to maintain any accounting or property system, or performance or surety bond; (e) no Acquired

Company holds a facility security clearance as defined in the National Industrial Security Program Operating Manual (32 C.F.R. pt 117) and no Acquired Company needs a facility security clearance or needs its employees to hold personal security clearance(s) to perform any Government Contract; (f) except as set forth on Section 3.28 of the Disclosure Schedule, no Acquired Company has claimed “small business” status or other preferred bidder status (such as veteran-owned small business, service-disabled veteran-owned small business, woman-owned, HUBZone, 7(a) small business, minority-owned, etc.) in relation to a Government Contract or an associated bid or proposal; (g) no Government Contract has been awarded to an Acquired Company because of “small business” status or other preferred bidder status; (h) neither an Acquired Company nor any of their respective Principals (as that term is defined by 48 C.F.R. § 2.101) has been suspended, debarred, or otherwise excluded from contracting with a Governmental Entity or been notified in writing of any proposed suspension, debarment or exclusion or received any show cause notice from a suspending, debarring or excluding official; (i) no Acquired Company has made any voluntary or mandatory disclosure to any Governmental Entity with respect to any material irregularity, misstatement, significant overpayment, or violation of law arising under or relating to any Government Contract and (j) no Acquired Company has received or been provided written (nor to the Knowledge of the Buyer, any oral) cure notice, show cause notice, notice of investigation or audit by a Governmental Entity, except for reviews and audits in the ordinary course of business.

Section 3.29 No Other Representations and Warranties. Except for the representations and warranties contained in Article II and Article III of this Agreement (including the related portions of the Disclosure Schedule) or in any other Transaction Document, none of Stockholders, the Acquired Companies, or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of any Stockholder or Acquired Company, including any representation or warranty as to the accuracy or completeness of any information regarding any Stockholder or Acquired Company furnished or made available to the Buyer, its Affiliates or and their respective representatives (including any information, documents or material delivered or made available to the Buyer in any electronic data room, management presentations, or in any other form) or as to the future revenue, profitability or success of any of the Acquired Companies, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV.

REPRESENTATIONS OF THE BUYER

The Buyer represents and warrants to the Stockholders that the statements in this Article IV are true and correct as of the date hereof:

Section 4.1 Organization, Qualification and Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

Section 4.2 Authorization of Transaction. The Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

Section 4.3 Noncontravention. Neither the execution and delivery by the Buyer of this Agreement, nor the consummation by the Buyer of the transactions contemplated hereby, including, without limitation, the issuance and delivery of the Buyer Shares, will (a) conflict with or violate any provision of its Governing Documents, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer is a party or by which it is bound or to which its assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby, including, without limitation, the issuance and delivery of the Buyer Shares, (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, including, without limitation, the issuance and delivery of the Buyer Shares, or (iii) such filings, applications, notices and approvals as are required to be made or obtained under the listing rules of Nasdaq, the federal securities laws or the securities laws of any state, including under any “blue sky” laws, in connection with the offer, sale and issuance of the Buyer Shares, or (d) violate any Law or Order applicable to the Buyer or any of its properties or assets. The Buyer is not aware of any impediment or restriction which would prevent the completion of the transactions contemplated hereunder.

Section 4.4 Brokers’ Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 4.5 Investment Representation.

(a) The Buyer is acquiring the Acquired Interests from the Stockholders for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the agreements contemplated herein, the Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

(b) The Buyer has had such opportunity as it has deemed adequate to obtain from representatives of the Stockholders and the Acquired Companies such information as is necessary to permit the Buyer to evaluate the merits and risks of its acquisition of the Acquired Interests and has conducted such due diligence examinations to its full satisfaction. The Buyer has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in any acquisition of the Acquired Interests and to make an informed investment decision with respect to such acquisition. The Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of such Acquired Interests.

(c) The Buyer has or will have adequate resources, financial and otherwise, to comply with and perform its obligations hereunder.

Section 4.6 Capitalization. As of the date hereof, the authorized capital stock of the Buyer consists of 75,000,000 shares of Buyer Common Stock under the Buyer’s Governing Documents. As of July 30, 2024, there is no capital stock of Buyer issued other than 37,399,249 shares of Buyer Common Stock, there is no capital stock of Buyer outstanding other than 37,399,249 shares of Buyer Common Stock, there are 36,206 shares of Buyer Common Stock issuable upon the exercise of outstanding options, no shares of Buyer Common Stock issuable upon the exercise of outstanding warrants, no shares of Buyer Common Stock subject to unvested restricted stock units and there is no capital stock of Buyer reserved for future issuance other than 148,758 shares of Buyer Common Stock reserved for future issuance under the Buyer’s stock incentive plans. The rights and privileges of each class of the Buyer’s capital stock are set forth in the Buyer’s Governing Documents All of the Buyer Shares delivered at Closing are validly issued, fully paid and non-assessable, free and clear of any Liens, not subject to, and not issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Buyer’s Governing Documents or any agreement to which the Buyer is a party or is otherwise bound. Registration under the Securities Act or the securities laws of any state, including under any “blue sky” laws, is not required for the offer, sale and issuance of the Buyer Shares pursuant to this Agreement.

Section 4.7 Reports and Financial Statements.

(a) The Buyer Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder when filed with or furnished to the SEC. The Buyer Reports constitute all of the documents required to be filed with or furnished to the SEC by the Buyer, under the Securities Act, the Exchange Act and the rules and regulations thereunder, from March 31, 2024 through the date of this Agreement. As of their respective dates (and, in the case of registration statements, on the dates of effectiveness), the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Buyer Reports. The audited financial statements and unaudited interim financial statements (including the related notes, where applicable) of the Buyer and its Subsidiaries included or incorporated by reference in the Buyer Reports (i) have been prepared from, and are in accordance with, the books and records of Buyer and its Subsidiaries and complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10 Q under the Exchange Act), and (iii) fairly present the consolidated financial condition, results of operations, changes in stockholders’ equity and cash flows of the Buyer and its Subsidiaries as of the respective dates thereof and for the periods referred to therein.

Section 4.8 Independent Investigation. The Buyer has conducted its own independent investigation, review, and analysis of the business, results of operations, prospects, condition (financial or otherwise), and assets of the Acquired Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Stockholders and the Acquired Companies for such purpose. The Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby, the Buyer has relied solely upon its own investigation and the express representations and warranties of the Stockholders set forth in Article II and Article III of this Agreement (including the related portions of the Disclosure Schedule) and the representations and warranties contained in other Transaction Documents; and (b) none of the Stockholders, the Acquired Companies, or any other Person has made any representation or warranty as to the Stockholders or the Acquired Companies, or to the accuracy or completeness of any information regarding any Stockholder or Acquired Company furnished or made available to the Buyer, its Affiliates, or and their respective representatives, except as expressly set forth in Article II and Article III of this Agreement (including the related portions of the Disclosure Schedule) and in the other Transaction Documents.

Section 4.9 Sufficiency of Funds. The Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and the Additional Purchase Price and consummate the transactions contemplated by this Agreement.

ARTICLE V.

COVENANTS

Section 5.1 Expenses. Except as set forth in Article VI, each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

Section 5.2 Non-Competition; Non-Solicitation; Non-Disparagement.

(a) For a period of five (5) years from and after the Closing Date (the “Restricted Period”), each Stockholder covenants to the Buyer that it shall not, and shall cause its Affiliates not to, directly or indirectly, (i) be employed by or engaged as a contractor, employee, director, manager, officer, trustee, consultant or advisor or otherwise provide services or advice to or on behalf of or participate in the management or control of, any Person that, directly or indirectly, conducts or engages in any Competitive Activities or (ii) engage or participate in any Competitive Activities or manage, join, operate, invest in, finance (whether as a lender, investor or otherwise), control or otherwise have an economic or other interest in, directly or indirectly, as owner, partner, participant of a joint venture, trustee, proprietor, stockholder, member, capital investor, lender or similar capacity, any Person that directly or indirectly, conducts or engages in Competitive Activities. Notwithstanding the foregoing, the Stockholders may own, directly or indirectly, solely as a passive investment, securities of any Person traded on any national securities exchange that engages in Competitive Activities if such Stockholder is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person. “Competitive Activities” means any activities that compete with the business of the Acquired Companies as conducted as of the Closing Date, provided however that for the purpose of clarity, the development, ownership and operation of real estate (whether commercial or otherwise) shall not be deemed to be included within the definition of Competitive Activities.

(b) During the Restricted Period, each Stockholder shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of any Acquired Company or the Buyer or encourage any such employee to leave such employment or hire any such employee who has left such employment; provided, however, that nothing in this Section 5.2(b) shall prevent any Stockholder or any of its Affiliates from (i) making general solicitations not targeted at such employees or (ii) hiring (A) any employee whose employment has been terminated by the Acquired Company or Buyer (as applicable) or (B) after 180 days from the date of termination of employment, any employee whose employment has been terminated by such employee.

(c) During the Restricted Period, each Stockholder shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of any Acquired Company or the Buyer for purposes of diverting their business or services from the Acquired Company or the Buyer (as applicable).

(d) During the Restricted Period, each Stockholder shall hold, and shall cause his, her or its Affiliates and representatives to hold, in confidence and not duplicate or use or disclose to any Person any and all data and information, whether written or oral, related to Buyer, the Acquired Companies or their respective Affiliates or their respective businesses, assets, liabilities, and all data and information relating to the customers, suppliers, financial statements, conditions or operations of Buyer, the Acquired Companies and their respective Affiliates (i) except to the extent that such information is generally available to or known by the public through no act or omission of the Stockholder its Affiliates and representatives, (ii) except to the extent used in any dispute pursuant to this Agreement or with respect to the transactions contemplated hereby and any proceeding relating thereto or (iii) unless disclosure of such information is required by applicable Law, in which case, the Stockholder shall, to the extent permitted by applicable Law, immediately give notice of such disclosure to Buyer and consult and cooperate with Buyer with respect thereto to obtain appropriate confidential treatment, if available, of such information as Buyer may reasonably request, and in any event, only disclose such portion of such data or information as may be required by such Law.

(e) Each Stockholder agrees that such Stockholder shall not, and shall direct its Affiliates not to, at any time hereafter, make any defamatory, derogatory, or disparaging statements or communications (whether written or oral) regarding the Company or any of its Affiliates (including Buyer and the Acquired Companies), including any of their respective products or services. Buyer agrees that it shall not, and shall direct its Affiliates and their respective officers and directors not to, at any time hereafter, make any defamatory, derogatory, or disparaging statements or communications (whether written or oral) regarding any of the Stockholders or any of their respective Affiliates. Notwithstanding the foregoing, nothing in this Section 5.2(e) shall preclude Buyer or any Stockholder from (i) disclosing any information or making any statements in private and in confidence to such party’s legal, financial or tax advisors who are bound by confidentiality obligations; (ii) disclosing any information or making any statements pursuant to a valid subpoena or order by a court or other Governmental Entity order or as otherwise required by Law, legal process or regulation (in each case, solely to the extent required by Law, legal process or regulation in the opinion of the disclosing party’s legal counsel) by (A) testifying truthfully under oath or (B) making any other legally-required truthful statements or disclosures; (iii) making any statements in order to comply with such party’s, or such party’s Affiliates and representatives’ duties as an employee, director or officer of the Company and the Group Subsidiaries (including, without limitation, conducting performance reviews or other similar internal evaluations); or (iv) making any truthful statement or disclosing information in connection with any Legal Proceeding.

(f) Each Stockholder acknowledges that a breach or threatened breach of this Section 5.2 would give rise to irreparable harm to the Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Stockholder of any such obligations, the Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(g) Each Stockholder acknowledges that the restrictions contained in this Section 5.2 are reasonable and necessary to protect the legitimate interests of the Buyer and constitute a material inducement to the Buyer to enter into this Agreement and the other Transaction Documents and consummate the transactions contemplated hereby and thereby. In the event that any covenant contained in this Section 5.2 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.2 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.3 Tax Matters.

(a) Preparation of Tax Returns.

(i) The Stockholder Representative shall prepare and timely file, or cause to be prepared and timely filed, all income Tax Returns of the Company to the extent the Company is treated as an “S corporation” within the meaning of Sections 1361 and 1362 of the Code and any comparable provision of state or local Tax Law for purposes of such Tax Returns (the “Company S Corporation Tax Returns”) with respect to all Pre-Closing Tax Periods that are required to be filed after the Closing Date. Such Tax Returns shall be prepared consistently with the past practice of the Company, unless otherwise required by applicable Law. The Stockholders shall pay, or cause to be paid, all Taxes due with respect to such Company S Corporation Tax Returns (other than any Taxes incurred by the Stockholders or the Company as a result of an election under Section 338(g) of the

Code made for any Taxpayer by the Buyer, which Taxes shall be the sole obligation of the Buyer). At least twenty (20) days prior to filing any Company S Corporation Tax Returns, the Stockholder Representative shall submit a draft of such Tax Return to the Buyer for the Buyer’s review and comment. The Stockholder Representative shall incorporate any reasonable comment that the Buyer submits to the Stockholder Representative no less than ten (10) days prior to the due date of such Company S Corporation Tax Returns, as applicable. For the avoidance of doubt, the Company’s income Tax year will end as of the day immediately prior to the Closing Date under Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(2).

(ii) Other than the Tax Returns described in Section 5.3(a)(i), the Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Companies with respect to any Pre-Closing Tax Period that are required to filed after the Closing Date and for which the Stockholders may be liable for Taxes under this Agreement (the “Buyer-Prepared Tax Returns”). Such Buyer-Prepared Tax Returns shall be prepared consistently with the past practice of the Acquired Companies, unless otherwise required by applicable Law. The Buyer shall submit a draft of any such income or other material Buyer-Prepared Tax Return to the Stockholder Representative for the Stockholder Representative’s review and comment at least ten (10) days prior to the due date (with applicable extensions) for such Tax Returns. The Stockholder Representative shall provide any written comments to the Buyer not later than five (5) days after receiving any such Tax Return and the Buyer shall accept all comments that are reasonable, and if the Stockholder Representative does not provide any written comments within five (5) days, the Stockholder Representative shall be deemed to have accepted such Tax Return. To the extent that the Buyer makes an election under Section 338(g) of the Code for any Taxpayer, the Buyer shall be responsible for any Taxes incurred by the applicable Taxpayer as a result of the Section 338(g) election.

(b) Allocation of Taxes. In the case of any taxable period that begins on or prior to the Closing Date but ends after the Closing Date, (i) the amount of any Taxes allocated to the portion of such taxable period that ends on the Closing Date shall (A) in the case of ad valorem or property Taxes, be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of calendar days during the such taxable period before and including the Closing Date and the denominator of which is the total number of calendar days such taxable period and (B) in the case of all other Taxes, be determined based on an interim closing of the books as of the end of the day on the Closing Date, and (ii) the amount any Taxes attributable to any amount required to be included under Sections 951 or 951A of the Code in the gross income of any United States shareholder (as defined in Section 951(b) of the Code) of a Taxpayer shall be determined as though the taxable year of any Subsidiary of the Company that is a controlled foreign corporation within the meaning of Section 957 of the Code ended on the Closing Date and any inclusions under Section 951 or 951A of the Code with respect to such Subsidiary were reflected in the Company’s Pre-Closing Tax Period Tax Returns to the extent such amount would be allocable to the Pre-Closing Tax Period if the taxable year of the Taxpayers terminated at the close of business on the Closing Date.

(c) Transfer Taxes. Transfer Taxes shall be borne 50% by the Stockholders, on the one hand, and 50% by Buyer, on the other hand. The Parties shall reasonably cooperate with respect to filing any Tax Returns for Transfer Taxes and remitting payment with respect thereto. The Parties agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax.

(d) Tax Contests. The Buyer and the Stockholders shall promptly notify the other Party in writing upon receipt by such Party or any of their Affiliates of a written notice of any pending or threatened action with respect to Taxes for which the Stockholders may have liability pursuant to this Agreement (“Tax Contest Claims”), provided, however, that no failure or delay by any Party to provide notice of a Tax Contest Claim shall reduce or otherwise affect the obligation of the Parties hereunder, except to the extent the other Parties are actually prejudiced thereby. The Buyer and the Stockholders shall reasonably cooperate with each other in the conduct of any Tax Contest Claim. The Stockholder Representative shall have right to control the portion of any Tax Contest Claim that relates to any income Taxes of the Company for a Pre-Closing Tax Period to the extent the Company is treated as an “S corporation” within the meaning of Sections 1361 and 1362 of the Code and by any comparable provision of state or local Tax Law for purposes of such Tax Contest Claim (“Stockholder Tax Contest Claims”), to employ counsel of its choice at its own expense, and to settle any issues and to take any other actions in connection with such proceedings relating to such Stockholder Tax Contest Claims; provided, that (i) the Stockholder Representative shall keep the Buyer reasonably informed regarding the progress and substantive aspects of any issues in such Stockholder Tax Contest Claim, and (ii) the Stockholder Representative shall not compromise or settle any issues in such Stockholder Tax Contest without obtaining the Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Buyer shall have the right to control all other Tax Contest Claims; provided, that (i) the Buyer shall keep the Stockholder Representative reasonably informed regarding the progress and substantive aspects of any issues in such Tax Contest Claim, and (ii) the Buyer shall not compromise or settle any issues in such Tax Contest Claim without obtaining the Stockholder Representative’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.. Notwithstanding anything to the contrary, to the extent of any conflict between this Section 5.3(d) and Section 6.3, this Section 5.3(d) and not Section 6.3 shall govern the defense of any Tax audits or actions or proceedings.

(e) Cooperation. Buyer and the Stockholders agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or the Stockholders, the making of any election relating to Taxes, the preparation for any audit by any Governmental Entity and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Buyer and the Stockholders shall retain all books and records with respect to Taxes for a period of at least seven (7) years following the Closing Date.

(f) Tax Benefits Associated with Company Expenses. The Parties hereby agree and acknowledge that the Tax deductions associated with the Company Expenses (including the Company’s share of any payroll Taxes thereon) shall be allocated to the applicable Pre-Closing Tax Periods ending on the Closing Date or portions of the applicable Straddle Periods ending on the Closing Date, in each case to the extent permitted by applicable Law under a “more likely than not” standard.

(g) Post-Closing Actions. The Buyer covenants that except (i) as provided for in this Agreement, (ii) as required by applicable Law, or (iii) with the prior written consent of the Stockholder Representative (which consent shall not be unreasonably conditioned, withheld or delayed), it will not, and will not cause or permit the Acquired Companies or any Affiliate of the Buyer, to take any action on or after the Closing on the Closing Date other than in the Ordinary course of business, make or change any Tax election, amend any Tax Return, enter into a voluntary disclosure or similar agreement with a Governmental Entity with respect to Taxes of an Acquired Company, in each case if such action could have the effect of increasing the Tax liability of any Acquired Company with respect to a Pre-Closing Tax Period for which the Stockholders have liability.

(h) 338(g) Election. In the event that the Buyer makes an election under Section 338(g) of the Code for any Taxpayer, the Buyer shall provide written notice to the Stockholder’s Representative that such election was made and the Buyer shall be responsible for any Taxes incurred by any Taxpayer or the Stockholders with respect to such election under Section 338(g) of the Code as per Section 6.2(d).

Section 5.4 Bank Debt Payoff. Prior to the date hereof, the Stockholders have delivered or made available to the Buyer, in each case, in form and substance reasonably satisfactory to the Buyer, (i) an executed customary payoff letter from each of the holders (or the agents or trustees on behalf thereof) of the Bank Debt setting forth (A) the amount required to pay off in full on the Closing Date all of the Bank Debt owing to such Person and wire transfer information for such payment and (B) the commitment of such Person to release all Liens, if any, relating to such Bank Debt following satisfaction of the payment terms contained in such payoff letter (collectively, the “Bank Debt Payoff Letters”), (ii) a form UCC-3 termination statement terminating the security interests of each Person holding a security interest in the assets of any Acquired Company in connection with the Bank Debt following satisfaction of the payment terms contained in the Bank Debt Payoff Letters and (iii) if applicable, forms of notices of termination for any account control agreements entered into in connection with the incurrence of the Bank Debt (the documents and instruments referred to in clauses (ii) and (iii) above, collectively, the “Lien Release Documents”).

Section 5.5 Affiliate Transactions. Except for the Transaction Documents or the Affiliate Transactions set forth on Section 5.5 of the Disclosure Schedule, as of the date hereof, the Stockholders have taken all actions necessary to cause all Affiliate Transactions to be terminated without any continuing obligation of any Acquired Company or any other liability of any Acquired Company remaining thereunder.

Section 5.6 Registration of Buyer Shares.

(a) The Buyer Shares shall be offered, sold and issued in compliance with the Securities Act and the securities laws of any state, including under any “blue sky” laws. Within ten (10) Business Days following the Closing Date, the Buyer shall file with the SEC the Registration Statement and shall use commercially reasonable efforts to cause the Registration

Statement to be declared effective by the SEC as soon as practicable thereafter; provided, however, that, if the Buyer is a WKSI at the time of filing the WKSI Registration Package with the SEC, the Buyer may instead, at its election and in its sole and absolute discretion, on or prior the date that is ten (10) Business Days following the Closing Date, file with the SEC a WKSI Registration Package (a “WKSI Shelf Election”). If (i) neither a Registration Statement nor a WKSI Registration Package, as applicable, has been filed with the SEC within ten (10) Business Days following the Closing Date or (ii) in the event no WKSI Shelf Election has been made, the Registration Statement has not been declared effective by the SEC within sixty (60) days following the Closing Date, then within ten (10) days after (i) or (ii) above, as applicable, (A) the Buyer shall pay to the Stockholders, in accordance with their respective Pro Rata Share, an aggregate amount in cash equal to the Share Purchase Price by wire transfer of immediately available funds into accounts designated by the Stockholder Representative in writing and (B) the Stockholders shall furnish to the Buyer all documentation reasonably requested by Buyer necessary for the cancellation of the Buyer Shares, and Buyer shall be permitted to cancel such Buyer Shares and Stockholders shall have no further right, title or interest thereto.

(b) If the Registration Statement is declared effective by the SEC within sixty (60) days of the Closing Date or, in case of a WKSI Shelf Election, the Buyer files a WKSI Registration Package with the SEC within ten (10) Business Days following the Closing Date, the Buyer shall deliver written notice thereof (the “Effectiveness Notice”) to the Stockholder Representative within three (3) Business Days after the date on which the SEC posts the notice of effectiveness of the Registration Statement on EDGAR or within three (3) Business Days after the date of the filing of such WKSI Registration Package, as applicable. The Stockholders will then have the option, within five (5) Business Days of the Stockholder Representative receiving the Effectiveness Notice, to deliver a notice of orderly distribution to the Buyer, substantially in the form attached hereto as Exhibit C (an “Orderly Distribution Notice”), in which case the Stockholders shall use commercially reasonable efforts to sell all of the registered Buyer Shares within sixty (60) days after the date of the Orderly Distribution Notice (the “Orderly Distribution Period”) and dispose of the registered Buyer Shares with a broker recommended by Buyer and reasonably acceptable to the Stockholders to minimize any negative impact on the trading price of the Buyer Common Stock in the marketplace. Each Stockholder hereby agrees that he, she or it shall comply with all applicable Laws in connection with the sale of the registered Buyer Shares.

(c) If (i) neither the Registration Statement nor a WKSI Registration Package has been filed with the SEC within ten (10) Business Days following the Closing Date, (ii) in the event no WKSI Shelf Election has been made, the Registration Statement has not been declared effective by the SEC within sixty (60) days of the Closing Date, or (iii) (A) the Registration Statement has been declared effective by the SEC within sixty (60) days of the date of Closing Date or, in case of a WKSI Shelf Election, a WKSI Registration Package has been filed with the SEC within ten (10) Business Days following the Closing Date and (B) the Stockholder Representative does not deliver an Orderly Distribution Notice, then within ten (10) days after (i), (ii) or (iii) above, as applicable, Buyer shall pay to Stockholders, in accordance with their respective Pro Rata Share, an aggregate amount in cash equal to $5,000,000 by wire transfer of immediately available funds into accounts designated by the Stockholder Representative in writing.

(d) If the Registration Statement has been declared effective by the SEC within sixty (60) days of the Closing Date or, in case of a WKSI Shelf Election, a WKSI Registration Package has been filed with the SEC within ten (10) Business Days following the Closing Date and the Stockholder Representative has delivered an Orderly Distribution Notice, then Stockholder Representative shall, within fifteen (15) days following the expiration of the Orderly Distribution Period, provide Buyer a written statement that articulates the amounts referenced in clauses (2), (3), (4) and (5) below, and within twenty (20) days following the expiration of the Orderly Distribution Period, Buyer shall pay to Stockholders in accordance with their respective Pro Rata Share, an aggregate amount in cash, by wire transfer of immediately available funds into accounts designated by the Stockholder Representative in writing, equal to: (1) $5,000,000, plus (2) any reasonable brokerage fees incurred by the Stockholders related to the sale of the Buyer Shares during the Orderly Distribution Period, plus (3) the Resale Shortfall Amount (defined below), if any, minus (4) the Resale Surplus Amount (defined below), if any, plus (5) the Tax True-Up Amount, if any.

(e) [intentionally omitted].

(f) If the Registration Statement has been declared effective by the SEC within sixty (60) days of the Closing Date or, in case of a WKSI Shelf Election, a WKSI Registration Package has been filed with the SEC within ten (10) Business Days following the Closing Date and the Stockholder Representative has delivered an Orderly Distribution Notice, and if the Stockholders are unable for any reason (including, but not limited to, any insider trading restrictions or prohibitions on any Stockholders under applicable Laws or Buyer policies (collectively, “Insider Trading Restrictions”)) to sell all of the registered Buyer Shares, after using commercially reasonable efforts to sell such Buyer Shares (unless precluded from selling such Buyer Shares by any Insider Trading Restrictions), within the Orderly Distribution Period, then, in addition to paying the Stockholders the amounts that would otherwise be payable pursuant to Section 5.6(d), (i) Buyer shall pay to the Stockholders, in each case, no later than twenty (20) days following the end of such Orderly Distribution Period, in accordance with their respective Pro Rata Share, an aggregate amount in cash, by wire transfer of immediately available funds into accounts designated by the Stockholder Representative in writing, equal to (A) the number of registered Buyer Shares that were not sold by the Stockholders multiplied by (B) the Market Price, and (ii) the Stockholders shall furnish to Buyer all documentation reasonably requested by Buyer necessary for the cancellation of the remaining Buyer Shares, and the Buyer shall be permitted to cancel such Buyer Shares and the Stockholders shall have no further right, title or interest thereto.

(g) Buyer shall use commercially reasonable efforts to effect the registration of the Buyer Shares in accordance with the terms hereof, pursuant to which Buyer shall:

(i) in the event no WKSI Shelf Election has been made, use commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC and, once the Registration Statement has been declared effective by the SEC, or, in case of a WKSI Shelf Election, once the WKSI Registration Statement is filed with the SEC, to maintain the effectiveness of the Registration Statement or WKSI Registration Statement, as applicable, until the first to occur of (A) all Buyer Shares having been disposed of by all Stockholders in accordance with the Registration Statement or WKSI Registration Package, or any amendment thereto, (B) all Buyer Shares have been sold in accordance with Rule 144 promulgated under the Securities Act, or any successor provision (“Rule 144”) (or another exemption from the registration requirements of the Securities Act), (C) the date on which all of the Stockholders may sell the Buyer Shares under Rule 144, without any restrictions set forth in Rule 144, including, without limitation, any volume or manner-of-sale restrictions and current public information requirements and (D) the third anniversary of the initial effective date of the Registration Statement or WKSI Registration Statement, as applicable (such period, the “Effectiveness Period”);

(ii) prepare and file with the SEC such amendments, including, without limitation, post-effective amendments, and supplements to the Registration Statement or the WKSI Registration Statement, as applicable, and the related prospectus as may be necessary to keep the Registration Statement or WKSI Registration Statement effective at all times during the Effectiveness Period and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all of the Buyer Shares covered thereby during the Effectiveness Period;

(iii) not less than five (5) Business Days prior to the filing of the Registration Statement, WKSI Registration Statement, WKSI Prospectus Supplement or any related prospectus or any amendment or supplement thereto, furnish to each Stockholder named therein copies of the Registration Statement, WKSI Registration Statement, WKSI Prospectus Supplement or any related prospectus or amendment, or supplement thereto including, without limitation, “Selling Securityholders” and “Plan of Distribution” sections of such documents, as applicable, in the form in which Buyer proposes to file them, which Registration Statement, WKSI Registration Statement, WKSI Prospectus Supplement or any related prospectus, amendment or supplement thereto will be subject to the review of each such Stockholder, and each Stockholder will provide comments, if any, to Buyer on such Registration Statement, WKSI Registration Statement, WKSI Prospectus Supplement or any related prospectus, amendment or supplement thereto within two (2) Business Days after the date such materials are provided; and Buyer shall not file the Registration Statement, WKSI Registration Statement, WKSI Prospectus Supplement, any related prospectus or any amendment or supplement thereto in which the “Selling Securityholders” or the “Plan of Distribution” sections thereof differ in any material respect from the disclosure received from Stockholders in writing for inclusion in such filing. Stockholders will have the right to select one legal counsel, at Stockholders’ expense, to review the Registration Statement or WKSI Registration Package, as applicable, which counsel shall be Blank Rome LLP;

(iv) furnish to each Stockholder whose Buyer Shares are included in the Registration Statement or WKSI Registration Package (i) promptly after the same is prepared and filed with the SEC, if requested by such Stockholder, one (1) copy of the Registration Statement or WKSI Registration Package, and any amendment thereto, each preliminary prospectus and prospectus and each amendment or supplement thereto, and each letter written by or on behalf of Buyer to the SEC or the staff of the SEC, and each item of correspondence from the SEC or the staff of the SEC, in each case relating to the Registration Statement or WKSI Registration Package (other than any portion of any thereof which contains information for which Buyer has sought confidential treatment), and (ii) such number of copies of a prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as each Stockholder may reasonably request in order to facilitate the disposition of the Buyer Shares owned by such Stockholder (it being understood and agreed that such documents, or access thereto, may be provided electronically);

(v) use commercially reasonable efforts to (i) prevent the issuance of any stop order or other suspension of effectiveness of the Registration Statement or WSKI Registration Statement or the initiation of any proceedings for that purpose, and (ii) if such order is issued, obtain the withdrawal of any such order at the earliest possible moment;

(vi) notify each Stockholder of the issuance of a stop order, if any, and the resolution thereof, or of Buyer’s receipt of notice of the initiation or threat of any proceeding for such purpose;

(vii) hold in confidence and not make any disclosure of information concerning each Stockholder provided to Buyer in connection with the registration of Buyer Shares unless (i) the disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in the Registration Statement or WKSI Prospectus Supplement, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation by Buyer of this Agreement or any other agreement to which Buyer is a party. Buyer agrees that it shall, upon learning that disclosure of such information concerning a Stockholder is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to such Stockholder and allow such Stockholder, at the Stockholder’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information;

(viii) at Buyer’s expense, use its reasonable best efforts to cause Buyer Shares covered by the Registration Statement or WKSI Registration Package to be registered with or approved by such governmental or self-regulatory agencies or authorities as may be necessary to consummate the disposition of such Buyer Shares, including without limitation the securities or blue sky laws of any jurisdiction within the United States requested in writing by any selling Stockholder;

(ix) within three (3) Business Days after the Registration Statement is declared effective by the SEC or the WKSI Registration Package is filed with the SEC, deliver to the transfer agent for such Buyer Shares (with copies to the Stockholders) confirmation that the Registration Statement has been declared effective by the SEC or that the WKSI Registration Package has been filed with the SEC and that the restrictive legend on Buyer Shares can be removed in connection with any sale, assignment, transfer or other disposition of the Buyer Shares, in a form reasonably satisfactory to the Stockholders and such transfer agent;

(x) ensure that the Registration Statement or WKSI Registration Package (including, without limitation, any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and Buyer shall promptly notify the Stockholders in writing, at any time prior to the end of the Effectiveness Period, upon discovery that, or upon the happening of any event as a result of which, the Registration Statement or WKSI Registration Package (including, without limitation, any amendments or supplements thereto and prospectuses contained therein) contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (provided that in no event shall such notice contain any material, nonpublic information), and as promptly as reasonably practicable, prepare, file with the SEC and furnish to such holder a supplement to or an amendment of the Registration Statement or WKSI Registration Statement as may be necessary so that the Registration Statement or WKSI Registration Package (including, without limitation, any amendments or supplements thereto and prospectuses contained therein) shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(xi) if the Buyer makes a WKSI Shelf Election, the Buyer shall use its reasonable best efforts during the Effectiveness Period to (x) remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) or (y) convert the WKSI Registration Statement into a Registration Statement and have such Registration Statement be declared effective promptly thereafter; and

(xii) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC under the Securities Act and the Exchange Act, including, without limitation, Rule 172 under the Securities Act, file any final prospectus, including any supplement or amendment thereof, with the SEC pursuant to Rule 424 under the Securities Act, promptly inform the Stockholders in writing if, at any time during the Effectiveness Period, Buyer does not satisfy the conditions specified in Rule 172 and, as a result thereof, the Stockholders are required to deliver a prospectus in connection with any disposition of Buyer Shares and take such other actions as may be reasonably necessary to facilitate the registration of the Buyer Shares hereunder; and make available to its security holders, as soon as reasonably practicable, but not later than the Availability Date (as defined below), an earnings statement covering a period of at least twelve (12) months, beginning after the effective date of the Registration Statement or WKSI Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, including Rule 158 promulgated thereunder (for the purpose of this subsection, “Availability Date” means the 45th day following the end of the fourth fiscal quarter that includes the effective date of such Registration Statement, except that, if such fourth fiscal quarter is the last quarter of Buyer’s fiscal year, “Availability Date” means the 90th day after the end of such fourth fiscal quarter).

(h) Buyer shall pay all expenses associated with the Registration Statement or WKSI Registration Package, as applicable, including, without limitation, registration, filing and printing fees, Buyer’s counsel and accounting fees and expenses, costs associated with clearing the Buyer Shares for sale under applicable state securities laws, FINRA and listing fees.

(i) On or prior to the Closing Date, Buyer shall notify each Stockholder in writing of the information Buyer reasonably requires from such Stockholder to have Buyer Shares included in the Registration Statement or WKSI Registration Package (the “Registration Information Notice”). A Stockholder shall provide such information to Buyer no later than two (2) Business Days following the Closing Date. It is agreed and understood that it shall be a condition precedent to the obligations of Buyer to complete the registration pursuant to this Agreement with respect to the Buyer Shares of a particular Stockholder that (i) such Stockholder furnish to Buyer such information regarding itself, the Buyer Shares held by it and the intended method of disposition of the Buyer Shares held by it as shall be reasonably required to effect the effectiveness of the registration of such Buyer Shares, including, but not limited to, a completed questionnaire in the form of Annex A attached hereto, and (ii) such Stockholder execute such documents in connection with such registration as Buyer may reasonably request.

(j) Each Stockholder, by its acceptance of the Buyer Shares, agrees to cooperate with Buyer as reasonably requested by Buyer in connection with the preparation and filing of the Registration Statement or WKSI Registration Package hereunder, unless such Stockholder has notified Buyer in writing of its election to exclude all of its Buyer Shares from the Registration Statement.

(k) Each Stockholder agrees that, upon receipt of any notice from Buyer of the unavailability of the Registration Statement or WKSI Registration Package, as applicable, as a result of a stop order, material omission or otherwise as set forth in subsection (g)(x) above, such Stockholder will immediately discontinue disposition of Buyer Shares pursuant to the Registration Statement or WKSI Registration Package, as applicable, until such Stockholder’s receipt of copies of the supplemented or amended prospectus as may be required under applicable securities laws or is advised by Buyer in writing that no supplement or amendment is required and that such dispositions may again be made.

(l) Each Stockholder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to such Stockholder or an exemption therefrom in connection with sales of Buyer Shares pursuant to the Registration Statement or WKSI Registration Statement, as applicable.

(m) Buyer’s and Stockholders’ indemnification rights and obligations applicable to the registration of Buyer Shares pursuant to this Agreement are set forth in Annex B attached hereto and are incorporated by reference herein in their entirety. Indemnification provisions set forth in such Annex B will survive the Closing and will be binding upon any successors and permitted assigns of Buyer, and the indemnity agreements contained in Annex B shall be in addition to any liabilities the indemnifying party may be subject to pursuant to the Law.

(n) Buyer shall reasonably cooperate with any Stockholder entering into a 10b5-1 plan with respect to sales of Buyer Shares, including, without limitation, by (x) executing reasonable and customary representation letters and (y) if requested by such Stockholder, recommending a broker reasonably acceptable to the Stockholder to establish such 10b5-1 plan in compliance with Rule 10b5-1 under the Exchange Act.

(o) Certain Definitions.

(i) As used herein, the “Resale Shortfall Amount” means the amount by which, if any (a) the product of the number of Buyer Shares sold during the Orderly Distribution Period multiplied by the Market Price, exceeds (b) the aggregate gross sale proceeds actually received by the Stockholders for the sale of the Buyer Shares sold during the Orderly Distribution Period.

(ii) As used herein, “Resale Surplus Amount” means the amount by which, if any (a) the aggregate gross sale proceeds actually received by the Stockholders for the sale of the Buyer Shares sold during the Orderly Distribution Period, exceeds (b) the product of the number of Buyer Shares sold during the Orderly Distribution Period, multiplied by the Market Price.

(iii) As used herein, “Tax True-Up Amount” means, with respect to the sale of Buyer Shares by the Stockholders, without duplication, (A) an amount equal to (1) all income Taxes to be paid by the Stockholders in connection therewith (inclusive of the income Taxes incurred upon the sale or other disposition of the Buyer Shares) in the case of the existence of a Resale Surplus Amount (and calculated to include the income tax impact of the actual Resale Surplus Amount) minus (2) all income Taxes to be paid by the Stockholders in connection therewith (inclusive of the income Taxes incurred upon the sale or other disposition of the Buyer Shares) calculated as if there is no Resale Surplus Amount, plus (B) an amount equal to the aggregate income Taxes payable by the Stockholders as a result of the receipt of the tax “gross up” payments described in the foregoing clause (A) and this clause (B). For purposes of clarity, if there is no Resale Surplus Amount (meaning that such amount is zero), then the Tax True-Up Amount shall be zero.

Section 5.7 ISRA Compliance.

(a) The Parties acknowledge that the transactions contemplated by this Agreement are subject to the requirements of the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. (“ISRA”), as amended by the Site Remediation Reform Act, N.J.S.A. 58:10C-1 et seq. (“SRRA”), and the regulations issued thereunder. The Parties agree that each of the Acquired Company’s facilities is an “industrial establishment” as defined by N.J.S.A. 13:1K-8. In connection with, and to permit the consummation of the transactions contemplated by, this Agreement, the Stockholders shall be jointly and severally responsible, at their sole cost and expense, for compliance and related obligations pursuant to ISRA and the SRRA, including but not limited to: (i) retention of a Licensed Site Remediation Professional (“LSRP”); (ii) completion, execution and submission of an ISRA General Information Notice (“GIN”) and any other required notice of the transactions contemplated hereby to the New Jersey Department of Environmental Regulation (“NJDEP”); (iii) all ISRA-required submissions in connection with the transactions contemplated by the Agreement (including all investigations or reports as may be required for the LSRP to issue an Entire Site Response Action Outcome (“RAO”) in relation to the Company’s

Real Properties located in Bordentown and Florence, New Jersey (collectively, the “New Jersey Real Properties”)); (iv) completion of Remediation as may be required by ISRA and the SRRA of any and all contaminated media, including but not limited to air, soil, and groundwater in accordance with Environmental Laws and the terms and provisions of this Agreement; (v) payment of applicable fees and oversight costs to NJDEP; and (vi) the posting and maintenance of any financial assurance and remediation funding source as may be required by ISRA and/or the NJDEP in relation to the Stockholders’ undertakings pursuant to this Section 5.7(a)(collectively, “ISRA Compliance”). Buyer shall, or shall cause the Company to, as and if applicable, reasonably cooperate with Stockholders to effectuate documents required in connection with ISRA Compliance.

(b) In connection with ISRA Compliance with respect to each of the New Jersey Real Properties, the Stockholders shall (i) obtain and deliver to Buyer, at or prior to Closing, an RAO issued by an LSRP, or (ii) if an RAO has not been obtained at or prior to Closing, upon mutual consent of the parties which shall not be unreasonably withheld, prepare and file with NJDEP a “Remediation Certification” defined pursuant to the NJDEP ISRA regulations, set forth at N.J.A.C. 7:26B-1.1 et seq. (the “ISRA Regulations”). In connection with any Remediation Certification, the Stockholders shall be designated as the “party agreeing to conduct remediation” (Section G, ISRA Remediation Certification, Version 1.9) and the party responsible for ISRA Compliance prior to and after the Closing Date, including among other things obtaining the RAO, and further shall, at their sole cost and expense, establish, obtain and maintain any required “Remediation Funding Source” pursuant to NJDEP’s ISRA and/or other applicable regulations in form, amount and duration acceptable to NJDEP. For avoidance of doubt, Stockholders shall at all times remain in compliance with the NJDEP remedial timeframes as established by Environmental Law, including but not limited to the ISRA Regulations. In the event that Stockholders are not in compliance with the NJDEP remedial timeframes as established by Environmental Law, Buyer shall be entitled to assume Stockholders’ ISRA Compliance obligations hereunder upon written notice to the Stockholders’ Representative (a “Buyer Remediation Assumption”).

(i) In the event the Stockholders elect to achieve ISRA Compliance by means of a Remediation Certification and Remediation is required post-Closing, the Stockholders and Buyer shall in good faith enter into an access agreement setting forth the reasonable terms and conditions, and the Parties’ respective rights and obligations, with respect to the Stockholders’ and the Stockholders’ consultants’ access to the New Jersey Real Properties post-Closing.

(ii) “Remediation” or “remediate” means any and all necessary actions to investigate, clean up, remove and/or respond to any known, suspected, or threatened discharge or release of Materials of Environmental Concern necessary to obtain an Entire Site RAO (as defined by ISRA), including but not limited to, as may be applicable, the performance and completion of a preliminary assessment, site investigation, remedial investigation, remedial action work plan, and remedial action, as well as any associated engineering, design, planning, permitting, and performance of sampling, monitoring, analysis, modeling, other methods of environmental study of Materials of Environmental Concern, obtaining access, wetlands mitigation, operations and maintenance, institutional controls, engineering controls, and disposal of waste materials, including signing waste profiles and manifests.

(c) Buyer and Stockholders agree to cooperate with each other, in good faith, to permit the performance of Stockholders’ obligations under this Section 5.7, and Stockholders shall keep Buyer reasonably informed of their plans and progress regarding the completion of their ISRA Compliance work pursuant to this Section 5.7, and shall provide Buyer with a reasonable opportunity (of no less than seven (7) Business Days for any ISRA Compliance work completed post-Closing) to review and comment upon the form and substance of any filings with, and any documents or other information to be provided to, the NJDEP in connection with the ISRA process, and agrees to consider in good faith and incorporate Buyer’s reasonable comments relating to such filings with, or documents or other information provided to, NJDEP, to the extent Buyer’s comments are consistent with the terms and provisions hereof and the LSRP’s professional judgment. All workers and contractors employed by the Stockholders in connection with ISRA Compliance work shall be covered by worker’s compensation, professional liability, contractual liability, pollution liability and general liability insurance with limits in the minimum amount of $2,000,000 per occurrence and $4,000,000 in the aggregate (which may be provided through a combination of primary and umbrella coverage), and naming Buyer as an additional insured. Prior to the commencement of any onsite work related to ISRA Compliance after Closing, all such contractors shall furnish certificates of insurance to Buyer confirming that the required coverage is then in effect.

(i) Any required investigations and remedial activities will be conducted in compliance with applicable Law and in a manner that does not unreasonably interfere with Buyer’s use and enjoyment of the New Jersey Real Properties. Any Remediation at, on, or underneath the Property required in connection with ISRA Compliance shall not include any engineering or institutional controls including, without limitation, any deed notices, capping, Classification Exception Areas, fencing, or signage, without Buyer’s express written consent, which consent shall not be unreasonably withheld for any industry standard, commercially reasonable institutional controls and engineering controls, including a Deed Notice and Classification Exception Area, provided that such institutional controls and engineering controls do not unreasonably interfere with Buyer’s non-residential, commercial use of the New Jersey Real Properties. The Stockholder shall provide Buyer with prior notice of any conference calls or meetings with Governmental Entities and Buyer shall have an opportunity to listen-in and/or observe such calls or meetings. Within five (5) days of receipt, the Stockholders shall provide to Buyer all material correspondence received from any Governmental Entities pertaining to the environmental condition of the New Jersey Real Properties. For the avoidance of doubt, notwithstanding anything herein to the contrary, during any post-Closing ISRA Compliance process, Buyer shall have the absolute right to communicate with the NJDEP and other Governmental Entities in connection with ISRA Compliance, upon reasonable notice to the Stockholders and the LSRP, and such communications shall in no way unreasonably interfere with Stockholders’ ISRA Compliance obligations under this Section 5.7 or create any responsibility or liability on the part of Buyer related to ISRA Compliance or the environmental condition of the New Jersey Real Properties.

(ii) The RAO (or other final remediation document) obtained by the Stockholders in connection with ISRA Compliance must be issued by a duly licensed LSRP and the RAO must be accompanied by proof of insurance evidencing that the LSRP possesses professional liability insurance with limits of not less than $3,000,000 per occurrence and $5,000,000 in the aggregate (which may be provided through a combination of primary and umbrella coverage), and naming Buyer as an additional insured. The Stockholders shall cause the LSRP to maintain said insurance for a minimum of three (3) years after providing the RAO and shall annually provide evidence of same to Buyer by means of a Certificate of Insurance. The Certificate of Insurance shall provide that Buyer will receive thirty (30) days’ notice prior to cancellation or non-renewal of said insurance. The Stockholders shall be jointly and severally responsible for all costs and expenses arising out of any claim by NJDEP or any Federal, state or local governmental regulatory body regarding the manner or scope of any and all activities taken or implemented by the Stockholders (or any LSRP, consultant or contractor retained by the Stockholders) at or with respect to Stockholders’ ISRA Compliance obligations at the New Jersey Real Properties. In the event any RAO issued by the Stockholder’s LSRP is invalidated, withdrawn or otherwise re-opened pursuant to any audit of the RAO or for any other reason, the Stockholders shall remain responsible at their cost and expense for completion of any additional Remediation required as a result of such action, any such Remediation to be performed in accordance with Environmental Law and the terms and provisions of this Agreement.

Section 5.8 Employee Matters.

(a) Salary and Wages. The Buyer will cause the Acquired Companies to continue the employment effective immediately after the Closing Date of all employees of the Acquired Companies, including each such employee on medical, disability, family or other leave of absence as of the Closing Date. All such employees of the Acquired Companies who are employed by the Acquired Companies immediately following the Closing Date are referred to as “Retained Employees”. The Buyer will cause the Acquired Companies to provide each such Retained Employee who remains employed with (i) at least the same base wages, annual base salary and annual rate of annual cash bonus potential (determined as a percentage of annual base salary) (but excluding any specific performance goals or any equity plan program or arrangement) provided to each such employee on the Closing Date or (ii) the same base wages, annual base salary and annual rate of annual cash bonus potential (determined as a percentage of annual base salary) (but excluding any specific performance goals or any equity plan program or arrangement) provided to similarly situated employees of Buyer and its Affiliates, in each case for a period of at least one (1) year following the Closing Date with payment of any such annual cash bonuses to be paid in the ordinary course of business consistent in all material respects with past practice; provided, however, that nothing in this Section 5.8(a) shall obligate the Buyer or the Acquired Companies to continue the employment of any such Retained Employee for any specific period.

(b) Employee Benefits. As of the Closing Date and for a period of at least one (1) year thereafter, the Buyer shall provide, or shall cause the Acquired Companies to provide, each Retained Employee with benefits (other than those provided in Section 5.8(a), any equity based compensation, non-qualified deferred compensation, defined benefit plan benefits and change in control related compensation or benefits) that are (i) substantially similar in the aggregate to the benefits provided to such Retained Employee immediately prior to the Closing Date, or (ii) consistent with such benefits provided to similarly situated employees of Buyer and its Affiliates.

(c) Severance. Without limiting the foregoing provisions of this Section 5.8, the Buyer shall, or shall cause the Acquired Companies to, pay severance benefits to Retained Employees whose employment with the Acquired Companies are involuntarily terminated by Buyer or one of its Affiliates without cause within twelve (12) months following the Closing Date in amounts no less favorable than the amount of severance benefits (i) to which such persons would have been entitled under the terms of the applicable Company Plan as in effect as of the Closing Date and as set forth on Section 3.21(a) of the Disclosure Schedule, (ii) provided to similarly situated employees of Buyer and its Affiliate or (iii) under applicable Law, subject, in each case, to the execution and non-revocation by the Retained Employee of a release of claims in the form provided by Buyer.

(d) Employee Service Credit. The Buyer (i) shall give, or cause the Acquired Companies to give, each Retained Employee credit under any benefit plan or personnel policies that cover the Retained Employee after the Closing Date, including any vacation, sick leave and severance policies, for purposes of eligibility, vesting and entitlement to vacation, sick leave and severance benefits for the Retained Employee’s service with the Acquired Companies and their Affiliates prior to the Closing Date, to the same extent recognized by the Acquired Companies or any predecessor thereof as of the Closing Date under a corresponding Company Plan and provided it does not result in duplicative benefits, (ii) shall use commercially reasonable efforts to allow such Retained Employees to participate in each plan providing welfare benefits (including medical, life insurance, long-term disability insurance and long-term care insurance) without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Retained Employee by the corresponding Company Plans immediately prior to the Closing Date, and (iii) if any Company Plan is terminated prior to the end of the plan year that includes the Closing Date, the Buyer shall use commercially reasonable efforts to credit the Retained Employee with any expenses that were covered by such Company Plan(s) for purposes of determining deductibles, co-pays and other applicable limits under any similar replacement plans.

(e) No Third-Party Beneficiaries. The provisions of this Section 5.8 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third-party beneficiary of this Section 5.8. In no event shall the terms of this Agreement be deemed to: (i) establish, amend or modify any Company Plan or any other “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Acquired Companies, the Buyer, or any of their respective Affiliates; (ii) alter or limit the ability of the Buyer or the Acquired Companies to amend, modify or terminate any Company Plan or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with the Buyer, the Acquired Companies, or constitute or create an employment agreement with any employee.

Section 5.9 The RWI Policy. The R&W Policy shall expressly (a) waive the insurer’s rights thereunder to subrogate or otherwise make or bring any Legal Proceeding against any of the Stockholders arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, other than in the event of Fraud and (b) provide that the Stockholders are express third party beneficiaries of the provision contemplated by the preceding clause (a). From and after the Closing, the Buyer shall not (and shall cause its Affiliates to not) (i) terminate, amend, modify, or waive the subrogation rights set forth in the R&W Policy contemplated in the preceding sentence of this Section 5.9 or (ii) agree to any amendment to the R&W Policy that would reduce the policy limit thereof (and not including, for clarity, reductions in the policy limit that result automatically from the settlement of or payment of loss for claims under the R&W Policy), without the prior written consent of the Stockholders’ Representative (such consent not to be unreasonably withheld, conditioned or delayed); provided that, for the avoidance of doubt, the foregoing shall not in any way diminish or limit the rights of the Buyer to bring, make, adjust or settle any claim under the R&W Policy. Buyer shall provide the Stockholders’ Representative with a genuine and complete copy of the bound R&W Policy promptly following receipt thereof.

ARTICLE VI.

INDEMNIFICATION

Section 6.1 Indemnification by the Stockholders. The Stockholders shall, on a several and not joint basis, indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a) any inaccuracy in or breach of any of the Fundamental Representations;

(b) any failure to perform any covenant or agreement of the Company (to the extent the Company’s performance is to occur prior to or at the Closing) or the Stockholders contained (i) in this Agreement, including without limitation in relation to Stockholders’ ISRA Compliance undertakings set forth in Section 5.7 and any Damages incurred by Buyer in connection with a Buyer Remediation Assumption, and (ii) in the General Release.

(c) any (i) Taxes of the Stockholders (other than Taxes incurred by the Stockholders as a result of an election under Section 338(g) of the Code filed by the Buyer with respect to any Taxpayer), (ii) Taxes of the Taxpayers for any taxable period (or portion thereof) ending on or prior to the Closing Date (other than Taxes incurred by the Taxpayers as a result of an election under Section 338(g) of the Code filed by the Buyer with respect to any Taxpayer), (iii) Tax imposed on any Taxpayer by reason of having been a member of an affiliated, combined, consolidated or unitary group with another Person on or prior to the date hereof by reason of Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of Law) by reason of Contract, assumption, transferee or successor liability, operation of Law or otherwise, (iv) “applicable employment taxes” deferred by any Taxpayer under Section 2302 of the CARES Act with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date, and (v) Taxes of the Taxpayers for any taxable period (or portion thereof) beginning after the Closing Date as a result of deferred revenue reported in the Financial Statements;

(d) (i) any amount of Indebtedness outstanding as of immediately preceding the Closing to the extent not paid concurrent with the Closing, or (ii) any Company Expenses to the extent not paid concurrent with the Closing; and

(e) any claims for indemnification against Buyer, the Company or their respective Affiliates by current or former directors or officers of the Company (the “Covered D&Os”) for any Damages collectible from the Covered D&Os arising out of or pertaining to any action or omission or alleged action or omission prior to the Closing by the Covered D&Os in their capacity as a director or officer of the Company.

Section 6.2 Indemnification by the Buyer. The Buyer shall indemnify the Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Stockholders or any Affiliate thereof resulting from, relating to or constituting:

(a) any inaccuracy in or breach of any representation or warranty of the Buyer contained in this Agreement;

(b) any failure to perform any covenant or agreement of the Buyer contained in this Agreement;

(c) (i) any amount by which the actual Indebtedness of the Acquired Companies outstanding immediately prior to the Closing is less than the Estimated Indebtedness; and (ii) any amount by which the actual Company Expenses of the Acquired Companies outstanding immediately prior to the Closing is less than the Estimated Company Expenses; and

(d) any additional Taxes incurred by the Stockholders or any Taxpayer as a result of an election under Section 338(g) of the Code filed by the Buyer with respect to any Taxpayer.

Section 6.3 Indemnification Claims.

(a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within fifteen (15) days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any material damage or liability caused by or arising out of such delay or failure. Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided, that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any Damages incurred or suffered by the Indemnified Party relating to such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article IV, and (B) the ad dammum set forth in the relevant Third Party Action complaint is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI, and (ii) the Indemnifying Party may not assume control of the defense of any Third Party Action (A) asserted directly by or on behalf of a Person that is a Material Customer or Material Supplier, (B) involving criminal liability, (C) in which equitable relief is sought against the Indemnified Party, (D) that, based on the advice of the Indemnified Party’s legal counsel, gives rise to a conflict of interest between the Indemnifying Party and the Indemnified Party which cannot be waived, or (E) involves the Indemnifying Party’s fraud. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense (subject to the provisions of this Section 6.3(a)). The Controlling Party shall conduct the defense of such Third Party Claim in good faith with reasonable diligence, keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof (including submitting to the Non-Controlling Party copies of all material pleadings, responsive pleadings, motions, and other similar legal documents and papers received or filed in connection therewith) and shall permit the Non-Controlling Party and its counsel a reasonable opportunity to review all material legal papers to be submitted prior to their submission and consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall use commercially reasonable efforts to promptly furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Controlling Party in the defense of such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) In order to seek indemnification under this Article VI , an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party promptly after the Indemnified Party determines in good faith that it has a bona fide claim for indemnification under this Agreement; provided, that, subject to Section 6.4, no delay on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any material damage or liability caused by or arising out of such delay. If the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnified Party shall deliver a copy of the Claim Notice to the Escrow Agent.

(c) Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall, subject to the limitations set forth in Section 6.5: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer); provided, that if the Indemnified Party is the Buyer and is enforcing such claim pursuant to and in accordance with this Agreement and the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall, subject to the terms of this Agreement and the Escrow Agreement, deliver to the Escrow Agent, within three (3) Business Days following the delivery of the

Response, written instructions executed by the Buyer and the Stockholder Representative instructing the Escrow Agent to disburse the Claimed Amount to the Buyer); (ii) agree that the Indemnified Party is entitled to receive a portion of the Claimed Amount (the “Agreed Amount”) but dispute that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided, that if the Indemnified Party is the Buyer and is enforcing such claim pursuant to and in accordance with this Agreement and the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall, subject to the terms of this Agreement and the Escrow Agreement, deliver to the Escrow Agent, within three (3) Business Days following delivery of the Response, a written instructions executed by the Buyer and the Stockholder Representative instructing the Escrow Agent to disburse the Agreed Amount to the Buyer; or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

(d) During the thirty (30)-day period following the delivery of a Response that reflects a dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the dispute. If the Parties are unable to resolve the dispute within such thirty (30)-day period, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. If the Indemnified Party is the Buyer and is enforcing such claim pursuant to and in accordance with this Agreement and the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following resolution of the dispute (whether by mutual agreement, arbitration or otherwise pursuant to the terms of this Agreement), a written notice executed by the Buyer and each Stockholder instructing the Escrow Agent as to what (if any) portion of the funds subject to the Escrow Agreement shall be disbursed to the Buyer or the Stockholders, as applicable (which notice shall be consistent with the terms or the resolution of the dispute).

(e) Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, subject to and in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, pursuant to the terms of this Article VI).

Section 6.4 Survival of Representations, Warranties and Covenants. Notwithstanding anything herein to the contrary, none of the representations and warranties contained in Article II or Article III shall survive the Closing such that no claim for breach of any such representation or warranty may be brought after the Closing with respect thereto against any of the Stockholders, except that claims for Fraud shall survive the Closing without limitation and the Fundamental

Representations shall survive the Closing and expire on the date that is sixty (60) days after the expiration of the applicable statute of limitations. Each of the other covenants and agreements set forth in this Agreement that (i) specifies a time period for survival shall survive the Closing for such time period and shall thereupon expire or (ii) does not specify a time period for survival shall survive indefinitely (subject to any applicable statute of limitations). If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, a Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. The rights to indemnification set forth in this Article VI shall not be affected by any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder.

Section 6.5 Limitations.

(a) The Escrow Agreement (and the Escrow Amount deposited with the Escrow Agent pursuant thereto) is intended to secure, in part, the indemnification obligations of the Stockholders under this Agreement. Subject to the terms of this Agreement, the rights of the Buyer under this Article VI, shall not be limited to the Escrow Agreement nor shall the Escrow Agreement be the exclusive means for the Buyer to enforce such rights.

(b) Notwithstanding anything herein to the contrary, except with respect to (i) claims based on Fraud, (ii) claims for equitable relief in respect of covenants or agreements that require performance following the Closing, (iii) any breach or violation of any Transaction Document other than this Agreement and the General Release, or (iv) the rights of the Parties under Section 5.6(m) (including Annex B), the rights of the Indemnified Parties under this Article VI shall be the sole and exclusive remedy of the Indemnified Parties against Indemnifying Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement, or any other obligation set forth herein or otherwise relating to the subject matter of this Agreement. Nothing in this Section 6.5(b) shall limit any Person’s right to seek and obtain (A) equitable relief in respect of covenants or agreements that require performance following the Closing, (B) any equitable or monetary relief to which any Person shall be entitled or to seek any remedy on account of any Party’s Fraud, (C) the remedies available to any Party under Section 5.6(m) (including Annex B), or (D) otherwise any remedy against any party under any Transaction Document other than this Agreement and the General Release in accordance with the terms thereof. For the avoidance of doubt, the limitations set forth in this Section 6.5(b) shall not limit in any way Buyer’s rights or remedies under the R&W Policy.

(c) The Stockholders shall not have any right of contribution against any Acquired Company with respect to any indemnification claims against the Stockholders pursuant to this Article VI.

(d) Notwithstanding anything herein to the contrary, in no event shall any Stockholder’s indemnification obligations with respect to any Damages pursuant to claims under this Article VI exceed one hundred percent (100%) of the Purchase Price actually received by such Stockholder, except with respect to Damages arising out of a breach by such Stockholder that constitutes Fraud.

(e) In no event shall any Indemnifying Party be liable to any Indemnified Party for any Damages in a manner that would result in duplicative recovery of Damages based on the same inaccuracy or breach. Without limiting the foregoing, the amount of any Damages subject to indemnification hereunder shall be calculated without duplication and net of amounts received pursuant to any insurance policy, including the R&W Policy (for the avoidance of doubt, the foregoing shall not limit the insurer of the R&W Policy’s subrogation rights in the event of Fraud). The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies (other than the R&W Policy) in effect and applicable to such Damages; provided that in no event shall the Indemnified Party be required to initiate any litigation to recover any amounts under any such insurance policies. If the Buyer is the Indemnified Party, with respect to claims under Section 6.1(a), it shall use its commercially reasonable efforts to recover under the R&W Policy; provided that in no event shall Buyer be required to initiate any litigation to recover any amounts under the R&W Policy. If an Indemnified Party actually receives any insurance proceeds (including under the R&W Policy) with respect to any Damages after the applicable Indemnifying Party has provided payment in satisfaction of any of its indemnification obligations under this Agreement for such Damages to the Indemnified Party, then the Indemnified Party shall promptly turn over to the Indemnifying Party an amount equal to the difference between (x) the amount of the indemnification payment actually received by the Indemnified Party from the Indemnifying Party with respect to such Damages minus (y) the amount of the indemnification payment that would have been payable by the Indemnifying Party to the Indemnified Party with respect to such Damages had such insurance proceeds been received by the Indemnified Party prior to such indemnification payment being made by the Indemnifying Party (net of any out-of-pocket costs incurred by such Indemnifying Party in obtaining such insurance proceeds).

(f) For purposes of determining the amount of Damages and determining a breach of or inaccuracy in any representation or warranty under this Article VI, all representations and warranties of the Stockholders in Article II and Article III shall be construed as if the term “material” (and variations thereof) were omitted from such representations and warranties.

(g) Each Indemnified Party shall take, and direct its Affiliates to take, commercially reasonable efforts to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto; provided, however, that, for the avoidance of doubt, in no event will any Indemnified Party be required to pursue litigation in connection with mitigating Damages hereunder.

(h) For the avoidance of doubt, except in the case of Fraud, (A) the limitations on liability set forth in this Agreement shall still apply if the R&W Policy is revoked, cancelled or modified in any manner or if the R&W Policy insurer denies coverage for any Damages of the Buyer or any Affiliate thereof, and (B) the R&W Policy shall be Buyer’s sole and exclusive source of recovery with respect to Damages resulting from, relating to or constituting any inaccuracy in or breach of any representations and warranties set forth in this Agreement that are not Fundamental Representations.

Section 6.6 Order of Recovery.

(a) Buyer will be entitled to payment for any indemnifiable Damages arising under Section 6.1(a) for breaches of Fundamental Representations, subject to all applicable limitations and terms set forth in this Agreement, only as follows: (i) first, from the General Indemnification Escrow Portion (to the extent available amounts of the General Indemnification Escrow Portion remain in the Escrow Account), (ii) second, by application by Buyer for recovery under the R&W Policy (provided, however, that Buyer shall not be required to seek recovery from the R&W Policy in respect of any Damages that are excluded from coverage pursuant to the terms of the R&W Policy) and (iii) third, directly from the Stockholders; provided, however, Buyer may only seek payment directly from the Stockholders in respect of Damages arising under Section 6.1(a) for breaches of Fundamental Representations to the extent the amount sought exceeds the amounts then available from the Escrow Fund and the amounts actually covered and recoverable under R&W Policy (to the extent coverage is not excluded under the R&W Policy), subject to all applicable limitations and terms set forth in this Agreement, and provided, further, that Buyer has used commercially reasonable efforts to seek recovery of such Damages under the R&W Policy (to the extent coverage is not excluded under the R&W Policy) prior to obtaining indemnification for such Damages directly from the Stockholders pursuant to the foregoing clause (iii) of this Section 6.6(a) (but, for the avoidance of doubt, nothing herein shall prohibit Buyer from (A) delivering a Claim Notice to the Stockholders with respect to such Damages prior to the exercise of such commercially reasonable efforts, and, (B) following the exercise of such commercially reasonable efforts, proceeding with recovery directly against the Stockholders in accordance with this Article VI (even if recovery has not yet been made under the R&W Policy)).

(b) Buyer will be entitled to payment for any indemnifiable Damages arising under Section 6.1(b) (except to the extent set forth in Section 6.6(c)) through Section 6.1(e), subject to all applicable limitations and terms set forth in this Agreement, only as follows: (i) first, from the General Indemnification Escrow Portion (to the extent available amounts of the General Indemnification Escrow Portion remain in the Escrow Account), and (ii) second, directly from the Stockholders, which shall be paid by the Stockholders.

(c) Buyer will be entitled to payment for any indemnifiable Damages arising under Section 6.1(b) (solely in relation to Stockholders’ ISRA Compliance undertakings set forth in Section 5.7 and any Damages incurred by Buyer in connection with a Buyer Remediation Assumption), subject to all applicable limitations and terms set forth in this Agreement, only as follows: (i) first, from the Environmental Indemnification Escrow Portion (to the extent available amounts of the Environmental Indemnification Escrow Portion remain in the Escrow Account), (ii) second, from the General Indemnification Escrow Portion (to the extent available amounts of the General Indemnification Escrow Portion remain in the Escrow Account), and (iii) third, directly from the Stockholders, which shall be paid by the Stockholders. For the avoidance of doubt, subject to the release terms set forth in Section 6.8(b) below, the sole permitted use of the Environmental Indemnification Escrow Portion is to pay indemnifiable Damages arising under Section 6.1(b) solely in relation to (i) Stockholders’ ISRA Compliance undertakings set forth in Section 5.7 and (ii) any Damages incurred by Buyer in connection with a Buyer Remediation Assumption.

Section 6.7 Adjustments for Tax Purposes. Any payments made pursuant to this Article VI or Section 5.3(a) shall be treated as an adjustment to the Purchase Price by the Parties for U.S. federal, state, and local income Tax purposes, unless otherwise required by Law.

Section 6.8 Release of Escrow Amount.

(a) No later than three (3) Business Days after the date that is twelve (12) months after the Closing Date, Buyer and the Stockholder Representative shall submit joint written instructions to the Escrow Agent to release to the Stockholders based on their Pro Rata Share the remaining amount of cash (if any) in the General Indemnification Escrow Portion at such time, less any amounts that would be necessary to satisfy any then pending and unsatisfied or unresolved claim for indemnification made by Buyer in accordance with this Article VI prior to such date (which such amounts will continue to be held in the Escrow Fund until the underlying claims have been resolved in accordance with this Agreement and the Escrow Agreement, and upon any such resolution, Buyer and the Stockholder Representative will promptly, but no later than three (3) Business Days after such final resolution, deliver joint written instructions to the Escrow Agent instructing it to release amounts in accordance with such resolution).

(b) Release of Environmental Indemnification Escrow Portion.

(i) If, upon the issuance of a Preliminary Assessment by the LSRP in connection with the New Jersey Real Properties identifying no Areas of Concern (“AOCs”) requiring further investigation or remediation, then no later than three (3) Business Days after the issuance of such Preliminary Assessment, Buyer and the Stockholder Representative shall submit joint written instructions to the Escrow Agent to release the entirety of the Environmental Indemnification Escrow Portion to the Stockholders based on their Pro Rata Share.

(ii) If the Preliminary Assessment issued by the LSRP in connection with the New Jersey Real Properties identifies AOC(s) requiring further investigation or remediation, the Buyer and the Stockholder Representative shall cause the LSRP to provide a cost estimate to the Company (a copy of which shall be sent to the Buyer and the Stockholder Representative) to remediate the AOC(s) in accordance with ISRA Regulations to obtain an RAO. If the cost estimate to remediate the AOC(s) in accordance with the ISRA Regulations to obtain an RAO is less than $500,000, within three (3) Business Days of the Company’s receipt of the LSRP’s cost estimate, Buyer and Stockholder Representative shall submit joint written instructions to the Escrow Agent to release to the Stockholders their Pro Rata Share of the an amount equal to the positive difference (if any) between $500,000 and the LSRP’s cost estimate from the Environmental Indemnification Escrow Portion.

(iii) In the event the Preliminary Assessment issued by the LSRP in connection with the New Jersey Real Properties identifies AOC(s) requiring further investigation or remediation, no later than three (3) Business Days after the date of the Company’s receipt of an Entire Site Response Action Outcome (as defined under ISRA) issued by an LSRP in connection with the New Jersey Real Properties (and all such supporting documentation and reports as may be required in relation thereto), Buyer and the Stockholder Representative shall submit joint written instructions to the Escrow Agent to release to the Stockholders based on their Pro Rata Share the remaining amount of cash (if any) in the Environmental Indemnification Escrow Portion at such time, less any amounts that would be necessary to satisfy any then pending and unsatisfied or unresolved claim for indemnification made by Buyer in accordance with this Article VI prior to such date (which such amounts will continue to be held in the Escrow Fund until the underlying claims have been resolved in accordance with this Agreement and the Escrow Agreement, and upon any such resolution, Buyer and the Stockholder Representative will promptly, but no later than three (3) Business Days after such final resolution, deliver joint written instructions to the Escrow Agent instructing it to release amounts in accordance with such resolution).

Section 6.9 Tax Benefits. The amount of Damages recoverable by any Indemnified Party pursuant to this Article VI shall be calculated net of any Tax Benefit inuring to any Indemnified Party directly attributable to such Damages. For purposes of this Section 6.9, “Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of cash Taxes which otherwise would have been paid, in each case computed on a “with and without” basis, to the extent actually received in the taxable year in which the applicable indemnifiable Damages were incurred.

ARTICLE VII.

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Acquired Companies” means, collectively, the Company and the Group Subsidiaries.

“Acquired Interests” has the meaning given to such term in the Recitals.

“Affiliate” means any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

“Affiliate Transaction” has the meaning given to such term in Section 3.25.

“Agreed Amount” has the meaning given to such term in Section 6.3(c).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-corruption Law” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to any Acquired Company, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Bank Debt” means all outstanding Indebtedness (including, without limitation, all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto) set forth on Schedule IV.

“Bank Debt Payoff Letters” has the meaning given to such term in Section 5.3(a).

“Budget Act” means the Bipartisan Budget Act of 2015, and the Sections of the Code and the Treasury Regulations promulgated thereunder with respect thereto.

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in New York, New York are authorized or required to be closed.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Common Stock” means a share of common stock of Buyer, $0.01 par value per share.

“Buyer Environmental Reports” means the Phase I Environmental Site Assessment/Preliminary Assessment reports prepared by WSP USA Inc. for the New Jersey Real Properties dated July 2024.

“Buyer Reports” means an accurate and complete copy of (a) each preliminary or definitive proxy statement or information statement filed with the SEC by Buyer since March 31, 2024 pursuant to the Exchange Act, (b) the Buyer’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024, as filed with the SEC, and (c) all other reports filed by the Buyer under Section 13 of the Exchange Act with the SEC since March 31, 2024.

“Buyer Shares” has the meaning given to such term in Section 1.3(b).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, 116 P.L. 136 (2020)

“Cash Purchase Price” has the meaning given to such term in Section 1.3(a).

“Claim Notice” means written notification which contains (a) a reasonably specific description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (b) a statement that the Indemnified Party is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages.

“Claimed Amount” means the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” has the meaning given to such term in Section 1.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning given to such term in the Recitals.

“Company Data” means all data collected, generated, or received in connection with the services rendered by the Acquired Companies and the marketing, delivery, or use of any Customer Offering, including Confidential Data, Personal Information, and all credentials collected, held, or otherwise managed by or on behalf of any of the Acquired Companies.

“Company Expenses” means, without duplication, and to the extent unpaid as of immediately preceding the Closing, the aggregate amount of expenses, obligations and other liabilities payable by any Acquired Company on or after the Closing in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including (i) the fees and expenses of any brokers, finders, investment bankers, legal counsel, accountants, consultants, agents and other advisors acting on behalf of the Acquired Companies prior to the Closing, (ii) all stay bonuses, sales bonuses, change of control payments, severance and other termination payments, retention payments or other payments arising out of or relating to the transactions contemplated by this Agreement or the other Transaction Documents and the amount of the employer’s share of any employment, payroll or social security Taxes with respect to the amounts set forth in this clause (ii) of this definition and (iii) fifty percent (50%) of the costs, fees and expenses (including the premium and any Taxes associated therewith) incurred by Buyer in connection with obtaining the R&W Policy. Notwithstanding anything herein to the contrary, none of the amounts payable under the Inventions Assignment and Confidentiality Agreements shall be Company Expenses, and all such amounts shall be the responsibility of and paid by Buyer. Further, notwithstanding anything herein to the contrary, for purposes of this Agreement, the term “Company Expenses” shall not include the accrued employee bonuses (or any payments related thereto) or the James Seitz Transaction Bonus (as that term is defined in the Disclosure Schedule).

“Company Intellectual Property” means any and all Intellectual Property that is owned, purported to be owned, used, held for use or practiced by any Acquired Company.

“Company Intellectual Property Licenses” means all Contracts to which an Acquired Company is a party, or by which an Acquired Company is otherwise bound that: (A) (1) grant rights in Intellectual Property that is incorporated or integrated into, or bundled with the Customer Offerings or under which a Person has granted or agreed to grant to an Acquired Company any license, covenant, release, immunity or other right with respect to Intellectual Property that are, or are purported to be, embodied in any Customer Offerings; (2) grant rights in Technology used by an Acquired Company to support development or compilation of Customer Offerings; or (3) relate to Technology used in the Internal Systems of the Acquired Companies, but excluding Contracts for Off-the-Shelf Product or Open Source Software; (B) grants a license or interest (including any covenant, release, immunity or other right) in any Company Owned Intellectual Property, but excluding licenses of Intellectual Property granted to an Acquired Company’s customers or vendors in the ordinary course of business; or (C) relates to the acquisition, transfer, use, development, sharing or license or grant of any other right in any material Company Owned Intellectual Property.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by an Acquired Company, in whole or in part.

“Company Permits” has the meaning given to such term in Section 3.24(a).

“Company Plan” means any Employee Benefit Plan maintained, sponsored, or contributed to, by any Acquired Company or with respect to which an Acquired Company has or may have any actual or contingent liability with respect to any current or former employee or other service provider of an Acquired Company.

“Company Registrations” means Intellectual Property Registrations that are registered or filed in the name of any Acquired Company, alone or jointly with others.

“Confidential Data” means information, including Personal Information, in whatever form that any Acquired Company is obligated, by Law or Contract, to protect from unauthorized access, use, disclosure, modification or destruction together with any data owned or licensed by any Acquired Company that is not intentionally shared with the general public or that is classified by any Acquired Company with a designation that precludes sharing with the general public.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of December 18, 2023, by and between Neeltran, Inc. and NWL, Inc.

“Contract” means any written or oral agreement, contract, arrangement, understanding, instrument, purchase order, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan or evidence of indebtedness to which a Person is a party or to which the properties or assets of such Person are subject, and includes any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, service orders, extension or renewals thereof.

“Controlling Party” means the party controlling the defense of any Third Party Action pursuant to Section 6.3.

“COVID-19 Funds” means all grants, payments, distributions, funds, credits, refunds or other relief provided under the CARES Act, the Paycheck Protection Program Act, or any other program authorized by any Governmental Entity or government program in response to COVID-19, including the Paycheck Protection Program and the Employee Retention Credit, or any other Law or program enacted, adopted or authorized in response to or in connection with COVID-19.

“Customer Offerings” means (a) the products (including Software and Documentation) that the Acquired Companies (i) currently develop, manufacture, market, distribute, make available, sell or license to third parties, or (ii) have developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous two (2) years, and (b) the services that the Acquired Companies (i) currently provide or make available to third parties, or (ii) have provided or made available to third parties within the previous two (2) years.

“Damages” means any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation). Damages shall not include any punitive or exemplary damages, except to the extent such punitive or exemplary damages is actually imposed upon a third party Indemnitee in connection with any Third Party Action.

“Disclosure Schedule” means the disclosure schedule provided by the Stockholders to the Buyer on the date hereof.

“Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end user.

“Employee Benefit Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject thereto), and any other written or unwritten plan, policy, agreement or arrangement involving direct or indirect compensation or benefits, including insurance coverage, employment, retention, welfare benefits, vacation, change in control, severance benefits, disability benefits, deferred compensation, bonuses, equity or equity-based compensation, phantom stock, or other forms of incentive compensation or post-retirement compensation.

“Environmental Indemnification Escrow Portion” means a portion of the Escrow Fund in an amount equal to $500,000.

“Environmental Law” means any Law (including common law), statute, ordinance, rule, order, directive, judgment or regulation relating to the environment, occupational health and safety, or exposure of Persons to Materials of Environmental Concern, including any Law pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other Persons.

“Equity Securities” means, with respect to any Person, any (i) shares of capital stock, equity interests, voting securities or other ownership interests in such Person, (ii) options, warrants, calls, subscriptions, agreements, obligations, “phantom” rights, interest appreciation rights, performance units, profits interests or other rights, convertible or exchangeable securities, agreement, Contracts or commitments of any character obligating such Person to issue, transfer, deliver or sell any membership interest or other equity or voting interest in such Person or securities convertible into or exchangeable for such shares or equity or voting interests relating to or based on the value of the equity securities of such Person, (iii) obligations of such Person to repurchase, redeem or otherwise acquire any of the foregoing or (iv) voting trusts, equityholder agreements, registration rights agreements, voting agreements or similar agreements to which such Person is a party or, to the knowledge of such Person, among securityholders of such Person, with respect to the voting of, or other matters related to, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included any Acquired Company.

“Escrow Account” has the meaning given to such term in Section 1.7.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the Escrow Agreement by and among the Buyer, the Stockholder Representative and the Escrow Agent, in the form of Exhibit D attached hereto.

“Escrow Amount” means $650,000.

“Escrow Fund” has the meaning given to such term in Section 1.7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exploit” means develop, design, test, modify, make, use, sell, offer to sell have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“Financial Statements” means:

(a) the audited balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Acquired Companies as of the end of the fiscal year ended December 31, 2023, and

(b) the Interim Balance Sheet and the unaudited statements of income, changes in stockholders’ equity and cash flows for the six (6) months ended as of the Interim Balance Sheet Date.

“Fundamental Representation” means any representation or warranty set forth in (A) Section 2.1 (Title), (B) Section 2.2 (Authority), (C) Section 2.5 (Brokers), (D) Section 3.1 (Organization, Qualification and Corporate Power), (E) Section 3.2 (Capitalization), (F) Section 3.3 (Subsidiaries), (G) Section 3.8 (Tax Matters), (H) Section 3.25 (Affiliate Transactions), (I) Section 3.22 (Environmental Matters), (J) Section 3.26 (Brokers’ Fees), (K) Section 4.1 (Organization, Qualification and Corporate Power), (L) Section 4.2 (Authorization of Transaction), and (M) Section 4.4 (Brokers’ Fees).

“Fraud” means with respect to any Party, actual and intentional fraud pursuant to the Laws of the State of Delaware with respect to the representations and warranties of such Party set forth in this Agreement, and, for the avoidance of doubt, excluding any claims based solely on imputed or constructive knowledge, recklessness or negligence.

“GAAP” means the generally accepted accounting principles in the United States.

“General Indemnification Escrow Portion” means a portion of the Escrow Fund in an amount equal to $150,000.

“General Release” has the meaning given to such term in the Section 1.5(b)(iv).

“Governing Documents” means the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including the articles or certificate of incorporation, formation or organization, bylaws, operating agreement, limited liability company agreement, partnership agreement, equityholders’ agreement, shareholders’ agreement, voting agreement, voting trust agreement, joint venture agreement, registration rights agreement and any similar agreement and any amendments or supplements to any of the foregoing.

“Government Contract” means any Contract (including any purchase, delivery or task order, basic ordering agreement, pricing agreement, letter contract, grant, cooperative agreement, other transactional authority agreement, or change order) between an Acquired Company, on one hand, and any Governmental Entity or any prime contractor or sub-contractor (at any tier) of any Governmental Entity, on the other hand.

“Governmental Entity” means any foreign, national, federal, state, county, municipal or local government, or other governmental or regulatory body or political subdivision thereof, any arbitral body and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government or any quasi-governmental body.

“Group Subsidiaries” means the direct or indirect Subsidiaries of the Company, including NWL Pacific, Inc. Co., LTD., a Korea entity.

“Indebtedness” means, at any specified time, any of the following of any Acquired Company (whether or not contingent and including, without limitation, any and all principal, accrued and unpaid interest, premiums or penalties (for prepayment or otherwise), expenses, commitment and other fees): (a) indebtedness of any Acquired Company for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities) or (b) obligations of any Acquired Company evidenced by bonds, notes, debentures, letters of credit, performance bonds, or similar instruments. For purposes of this Agreement, the term “Indebtedness” shall not include any other indebtedness or other liabilities of any Acquired Company not expressly set forth above in this definition (the “Buyer

Assumed Indebtedness”); provided, for the avoidance of doubt, that “Indebtedness” will not include any intercompany obligations among the wholly-owned Acquired Companies. For the avoidance of the doubt, the Buyer Assumed Indebtedness shall not be deducted from the Purchase Price paid to the Stockholders pursuant to this Agreement, and the Stockholders shall have no liability for the Buyer Assumed Indebtedness.

“Indemnified Party” means a party entitled, or seeking to assert rights, to indemnification under Article VI.

“Indemnifying Party” means the party from whom indemnification is sought by the Indemnified Party.

“Intellectual Property” means all intellectual property, intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including:

(a) Patent Rights;

(b) Trademarks and all goodwill in the Trademarks;

(c) Internet domain names, uniform resource locators and social media accounts and handles;

(d) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(e) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction;

(f) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential and proprietary information, know-how, designs, formulae, compositions, algorithms, procedures, methods, techniques ideas, manufacturing and product processes and techniques, research and development, and inventions (whether patentable or nonpatentable) and improvements, in each case, excluding any of the foregoing that comprise or are protected by Patent Rights;

(g) rights in and to Technology;

(h) tangible embodiments of the foregoing; and

(i) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions, all past, present and future income, royalties and payments receivable in respect thereof, and all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including all damages and payments for past, present or future infringement or misappropriation of the foregoing, and the right to sue and recover for past, present and future infringements or misappropriations the foregoing)).

“Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Interim Balance Sheet” means the unaudited balance sheet of the Acquired Companies as of the Interim Balance Sheet Date.

“Interim Balance Sheet Date” means June 30, 2024.

“Internal Systems” means the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by the Acquired Companies in their business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Acquired Companies or hosted at a third party site. All Internal Systems that are material to the business of the Acquired Companies is listed and described in Section 3.11(a) of the Disclosure Schedule.

“ISRA” has the meaning given to such term in Section 5.7(a).

“ISRA Compliance” has the meaning given to such term in Section 5.7(a).

“IT Assets” has the meaning given to such term in Section 3.11(a).

“Law” means any U.S. federal, state, local, or foreign law, statute, code, directive, common law, ordinance, rule, regulation, Order, judgment, writ, stipulation, award, injunction or decree, in each case, of any Governmental Entity.

“Lease” means any lease, sublease, license or other occupancy agreement pursuant to which any Acquired Company leases, subleases, licenses or otherwise occupies from another party any real property, including all amendments and modifications thereto.

“Leased Real Property” means all real property leased or subleased by any Acquired Company as tenant or lessee.

“Legal Proceeding” means any action, suit, proceeding, claim, arbitration or investigation.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, charge, voting trust arrangement, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, assessment reservation, collateral assignment, encroachment, community property interest, preference, priority or preferential arrangement of any kind or nature whatsoever, or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law and whether or not filed, recorded or otherwise perfected or effective under any Law.

“Lien Release Documents” has the meaning given to such term in Section 5.3(a).

“Malicious Code” has the meaning given to such term in Section 3.11(i).

“Material Adverse Effect” means any material adverse change, event, circumstance or development, with respect to, or material adverse effect on (a) the business, condition (financial or other), or results of operations of the Acquired Companies, (b) the ability of the Buyer to operate the business of the Acquired Companies immediately after the Closing, or (c) the ability of any Stockholder to consummate the transactions contemplated by this Agreement, excluding, in the case of clauses (a) and (b), any effect resulting or arising from (i) any change in any Law after the date hereof; (ii) any change in interest rates, currency exchange rates or general economic conditions in the industries or markets in which the Acquired Companies operate, (iii) the outbreak of any pandemic or epidemic (including the COVID-19 pandemic); or (iv) any omission to act or action taken with the express written consent of the Buyer, except in the case of each of the foregoing clauses (i), (ii) and (iii), to the extent such matters had, or would reasonably be expected to have, a material and disproportionate impact on the Acquired Companies relative to the other participants in the industries in which the Acquired Companies operate.

“Material Customers” has the meaning given to such term in Section 3.23.

“Material Supplier” has the meaning given to such term in Section 3.23.

“Materials of Environmental Concern” means any material, substance or waste that is listed, regulated or otherwise defined as “toxic” or “hazardous” or a pollutant or contaminant (or words of similar meaning) by any Environmental Law, or with respect to which liability or standards of conduct are imposed under any Environmental Law because of its dangerous or deleterious properties or characteristics, including petroleum, petroleum constituents or byproducts, asbestos-containing materials, per- and polyfluoroalkyl substances, flammable substances, radioactive materials, pesticides, and polychlorinated biphenyls.

“New Jersey Real Properties” has the meaning given to such term in Section 5.7(a).

“Non-controlling Party” means the party not controlling the defense of any Third Party Action pursuant to Section 6.3(a).

“OFAC” has the meaning given to such term in Section 3.24(d).

“Off-the-Shelf Products” means Software, platforms or other products obtained from a third party on general commercial terms that continues to be widely available on such commercial terms that that have annual payments of $50,000 or less.

“Open Source Software” means any software, code or libraries that are distributed as free software or as open source software or under any licensing or distribution models similar to open source, including but not limited to any software licensed under or subject to terms that require source code to be provided or made available to subsequent licensees or sublicensees (regardless of whether the license restricts source code from being distributed in modified form) or which may impose any other obligation or restriction with respect to a Person’s Intellectual Property, including, without limitation, any software licensed under or subject to the Artistic License, the Mozilla Public License, the GNU Affero GPL, the GNU GPL, the GNU LGPL, any other license that is defined as an Open Source License by the Open Source Initiative, and any similar license or distribution model.

“Order” means any order, verdict, decision, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Entity, whether preliminary, interlocutory or final.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Owned Real Property” has the meaning given to such term in Section 3.10(a).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Patent Rights” means all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all continuations, continuations-in-part, divisionals, provisional applications, reissues, reexaminations, substitutes and extensions of any of the foregoing).

“Permits” has the meaning given to such term in Section 3.24(a).

“Permitted Encumbrances” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Encumbrances arising or incurred in the Ordinary Course of Business for amounts that are not yet due and payable or delinquent, (b) Encumbrances for Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves have been established on the Interim Balance Sheet, (c) all exceptions, restrictions, easements, charges and rights of way which are set forth in any permits, licenses, governmental authorizations, registrations or approvals, (d) recorded easements and/or rights-of-way, zoning ordinances, and other similar recorded encumbrances that, individually or in the aggregate, do not materially impair, and are not reasonably likely to materially impair, the continued use and operation of the assets to which they relate in the conduct of the business of the Acquired Companies, (e) zoning, entitlements, conservation restrictions and other land use regulations adopted by any Governmental Entity, which are not violated by the current use or occupancy of such property by the Acquired Companies, and (f) matters of record created by or consented to or affecting the interest of any landlord under any Real Property lease.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or any other entity or Governmental Entity.

“Personal Information” means information in any form that is reasonably capable, directly or indirectly, of being associated with, related to or linked to, or that is used to identify, describe, contact or locate, a natural Person, device or household and/or is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by any applicable Laws and/or Privacy Requirements.

“Pre-Closing Tax Period” means any taxable period (or portions thereof) ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Privacy Laws” means all Laws and legally binding industry standards applicable to the Acquired Companies’ Processing of Personal Information, in each case as amended, consolidated, re-enacted or replaced from time to time, relating to the privacy, security, or Processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, consumer protection, the Processing and security of payment card information, wiretapping, the interception of electronic communications, the tracking or monitoring of online activity, data- or web-scraping, advertising or marketing, and email, text message, or telephone communications, which may include: the Federal Trade Commission Act; the Telephone Consumer Protection Act; the Telemarketing and Consumer Fraud and Abuse Prevention Act; the Controlling the Assault of Non-Solicited Pornography and Marketing Act; the Electronic Communications Privacy Act; the Computer Fraud and Abuse Act; the Health Information Portability and Accountability Act; the California Consumer Privacy Act (“CCPA”) and any similar Laws enacted and in effect in other U.S. states including the Colorado Privacy Act, the Connecticut Data Privacy Act, and the Virginia Consumer Data Protection Act (such laws, with the CCPA, collectively “State Comprehensive Privacy Laws”); the Illinois Biometric Information Privacy Act; the Payment Card Industry Data Security Standard and other applicable card association rules; the EU General Data Protection Regulation (and any European Union member states’ laws and regulations implementing it); the EU General Data Protection Regulation as it forms part of United Kingdom (“UK”) law by virtue of section 3 of the European Union (Withdrawal) Act 2018 and any applicable implementing or supplementary legislation of the UK (including the UK Data Protection Act 2018); and the EU e-Privacy Directive 2002/58/EC as amended by Directive 2009/136/EC (and any European Union member states’ laws and regulations implementing it).

“Process”, “Processed”, or “Processing” means any operation or set of operations which is performed on information, including Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination or disposal of such Personal Information, and/or is considered “processing” by any applicable Laws and/or Privacy Requirements.

“Purchase Price” has the meaning given to such term in Section 1.3.

“R&W Policy” means that certain buyer’s side representation and warranty insurance policy bound and effective as of the Closing Date from ASQ Underwriting (or an Affiliate thereof).

“Real Property” means the Leased Real Property and the Owned Real Property.

“Registration Date” has the meaning set forth in Section 5.6.

“Registration Statement” means a registration statement on Form S-3 covering the resale to the public by the Stockholders of all of the Buyer Shares.

“Response” means a written response containing the information provided for in Section 6.3(c).

“Restricted Period” has the meaning given to such term in Section 5.2(a).

“SEC” means the United States Securities and Exchange Commission.

“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic)

“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person operating, organized or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union Member State or the United Kingdom.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means any (i) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other Processing of Personal Information and/or confidential information; or (ii) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law.

“Software” means all (a) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (d) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (e) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Source Code” means computer software in a form which a program’s design, logic, structuring and processing methods may be read by a trained human being, including without limitation, all source code, scripts, data definition, flow charts, file layouts, program narratives and program listings.

“SRRA” has the meaning given to such term in Section 5.7(a).

“Stockholder(s)” has the meaning set forth in the preamble to this Agreement.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” of any Person means another Person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is owned or controlled directly or indirectly by such first person or by one or more of its Subsidiaries.

“Stockholder Tax Contest Claim” has the meaning given to such term in Section 5.3(d).

“Taxes” (including with correlative meaning “Tax” and “Taxable”) means (a) any and all taxes, and any and all other charges, fees, levies, duties, deficiencies, customs or other similar assessments or liabilities in the nature of a tax, including without limitation any income, gross receipts, ad valorem, net worth, premium, value-added, alternative or add-on minimum, excise, severance, stamp, occupation, windfall profits, real property, personal property, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated, withholding, employment, unemployment insurance, unemployment compensation, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, gains, franchise and other taxes imposed by any federal, state, local, or foreign Governmental Entity, and (b) any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any contest or dispute thereof.

“Taxpayer” means the Acquired Companies and any predecessor to any of the foregoing.

“Tax Returns” means any and all reports, returns, declarations, statements, forms, elections, or other information supplied or required to be supplied to a Governmental Entity in connection with Taxes and any associated schedules, attachments, work papers or other information provided in connection with such items, including any amendments thereof, and, for the avoidance of doubt, including TD Form 90-22.1 (and its successor form, FinCEN Form 114).

“Technology” means all Software, content, websites, technical data, subroutines, tools, materials, invention disclosures, improvements, apparatus, creations, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, documentation, user manuals and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Third Party Action” means any suit or proceeding by a Person or entity other than a Party for which indemnification may be sought by a Party under Article VI.

“to the knowledge of the Stockholders” and any phrase of similar import means the knowledge of the Stockholders, Chris Seitz, William Bachrach (COO) and Phyllis Ludwig (CFO), as well as any other knowledge which any such Person would have possessed had he or she made reasonable inquiry of appropriate senior management employees of the Acquired Companies with respect to the matter in question.

“Trade Controls” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Trademarks” means all registered trademarks and service marks, logos, Internet domain names, uniform resource locators and social media accounts and handles, trade names, corporate names and doing business designations and other source or business identifiers and all registrations and applications for registration of the foregoing, common Law trademarks and service marks and trade dress.

“Trading Day” means any day on which the Nasdaq Global Select Stock Market is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

“Transaction Documents” means this Agreement, the General Releases, the Escrow Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed, delivered or obtained in connection with the transactions contemplated hereby.

“Transfer Taxes” means any sales, use, transfer, stamp, recording, real estate and similar Taxes and related fees incurred as a result of the transactions contemplated by this Agreement.

“Treasury Regulations” means proposed, temporary and final regulations issued by the U.S. Treasury Department under the Code.

“WKSI” means a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act.

“WKSI Prospectus Supplement” means a prospectus supplement, under Rule 424(b)(7) under the Securities Act, to a WKSI Registration Statement covering the resale to the public by the Stockholders of all of the Buyer Shares.

“WKSI Registration Package” means a WKSI Registration Statement, as supplemented by a WKSI Prospectus Supplement.

“WKSI Registration Statement” means a registration statement on Form S-3 pursuant to General Instruction I.D of Form S-3.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that the Buyer may make any public disclosure it believes in good faith is required by applicable Law, regulation or stock market rule. Following the Closing, Buyer and the Stockholders’ Representative shall mutually agree upon press release to be issued by Buyer and the Company announcing the transactions contemplated by this Agreement.

Section 8.2 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given (a) when delivered by hand (with written confirmation of receipt), (b) when sent by facsimile or email of a PDF transmission (with confirmation of transmission), (c) one (1) Business Day after being sent to the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), or (d) three (3) Business Days after being mailed to the addressee by certified or registered mail, return receipt requested and postage prepaid, in each case to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a Party may designate by notice to the other Parties in accordance with this Section 8.2):

To the Buyer:	American Superconductor Corporation 114 East Main Street Ayer, MA 01432 Attn: John R. Samia, Senior Vice President, General Counsel and Corporate Secretary E-mail: john.samia@amsc.com

With a copy to:

Latham & Watkins LLP
200 Clarendon St.
Boston, MA 02116
Attention:   Peter Handrinos

  Gloria Ring
E-mail: peter.handrinos@lw.com

gloria.ring@lw.com

and

Latham & Watkins LLP
330 N. Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Attention: Jonathan P. Solomon
E-mail: Jonathan.solomon@lw.com

To the Stockholders:	James David Seitz, Stockholder Representative 1136 Shannon Lane Newton, Pennsylvania 18940 Email: jdseitz0@gmail.com

With a copy to:	Blank Rome LLP One Logan Square Philadelphia, PA 19103 Attention: Louis Rappaport and Michael Swoyer Email: louis.rappaport@blankrome.com and michael.swoyer@blankrome.com

Section 8.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Stockholders, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the Buyer and each of the Stockholders; provided, however, that Buyer shall be permitted to assign its rights or obligations hereunder to any Affiliate thereof (provided that no such assignment shall relieve Buyer of any of its obligations hereunder). Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer or the Stockholders from any obligation or liability under this Agreement.

Section 8.4 Entire Agreement; Amendments; Attachments. This Agreement, the other Transaction Documents, all Schedules, Exhibits, and Annexes hereto, all agreements and instruments to be delivered by the Parties pursuant hereto, and the Confidentiality Agreement collectively represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such Parties. The Buyer and the Stockholders may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and each of the Stockholders. If the provisions of any Schedule, Exhibit, or Annex to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits, Schedules, and Annexes attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

Section 8.5 Severability. Without limiting Section 5.2(g), any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 8.6 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

Section 8.8 Jurisdiction. The Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware over all claims or causes of action that may be based upon, arise out of or relate to this Agreement or the other Transaction Documents, or the negotiation, execution or performance of this Agreement or the other Transaction Documents, and each Party hereby irrevocably agrees that all claims in respect of any such action or cause of action related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 8.9 Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the Parties.

Section 8.10 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or other electronic signature.

Section 8.11 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY CLAIM OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT) BROUGHT BY OR AGAINST IT THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR OTHER TRANSACTION DOCUMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT OR OTHER TRANSACTION DOCUMENT).

Section 8.12 Confidentiality Agreement. The Parties agree that the Confidentiality Agreement shall be terminated effective at the Closing without any further action on behalf of the Parties or the Company.

Section 8.13 Headings; Construction. The headings and captions contained in this Agreement are provided for convenience only and will not affect its construction or interpretation. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “herewith” and words of similar import shall, unless expressly otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, appendix and schedule references are to the articles, sections, paragraphs, exhibits, appendices and schedules of this Agreement unless expressly otherwise specified. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto, in each case, in effect as of the date of this Agreement. All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. For the avoidance of doubt, subject to Section 6.5(e), each of the representations and warranties set forth in this Agreement shall have independent significance. If any Party has breached any representation, warranty, covenant, or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant, or agreement relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty, covenant or agreement.

Section 8.14 Non-Recourse. Notwithstanding anything to the contrary in this Agreement, this Agreement may only be enforced against the Parties and their respective successors and permitted assigns. All Legal Proceedings (whether in contract, tort or otherwise) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as parties and their respective successors and permitted assigns, and no officer, director, partner, manager, stockholder, employee, representative or Affiliate of any party (including any Person negotiating or executing this Agreement on behalf of a Party) will have any liability or obligation with respect to this Agreement or with respect to any Legal Proceeding (whether in contract, tort or otherwise) that may arise out of or relate to this Agreement or the negotiation, execution, or performance of this Agreement (including a representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement). It is further understood that any certificate or certification contemplated by this Agreement and executed by an officer of a Party will be deemed to have been delivered only in such officer’s capacity as an officer of such Party (and not in his or her individual capacity) and will not entitle any party to assert a claim against such officer in his or her individual capacity. Notwithstanding anything herein to the contrary, nothing herein shall limit, impair, waive or otherwise impact the rights of any party to any Transaction Document (other than this Agreement) against any other party to such Transaction Document in accordance with the terms thereof.

Section 8.15 Appointment of the Stockholder Representative.

(a) Each Stockholder hereby irrevocably appoints and authorizes James David Seitz as the “Stockholder Representative” and in such capacity as its agent and attorney-in-fact to take such action as agent and attorney-in-fact on its or his behalf and to exercise such powers under this Agreement and any Transaction Documents which require any form of any Stockholder approval or consent, together with all such powers as are reasonably incidental thereto. The Stockholder Representative may perform its duties as such through sub-agents and attorneys-in-fact and shall have no liability for any acts or omissions of any such sub-agent or attorney if selected by it with reasonable care. Buyer shall be entitled to deal exclusively with the Stockholder Representative on behalf of any and all Stockholders with respect to all matters relating to this Agreement and the Transaction Documents, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by the Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Stockholder by the Stockholder Representative, as fully binding upon such Stockholder.

(b) Without limiting the generality of the foregoing Section 8.15(a), the Stockholder Representative, acting alone without the consent of any other Stockholder, is hereby authorized to (i) take any and all actions under ARTICLE I, (ii) effect payments to the Stockholders hereunder, (iii) receive or give notices hereunder, (iv) receive or make payment hereunder, (v) execute waivers or amendments hereof, and (vi) execute and deliver documents, releases or receipts hereunder.

(c) The Parties confirm their understanding that the Stockholder Representative is a Stockholder, and that it shall have the same rights and powers under this Agreement as any other Stockholder and may exercise or refrain from exercising the same as though it were not the Stockholder Representative.

(d) The Stockholder Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to any Stockholder for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

(e) The Stockholder Representative shall not be liable for (i) any action or omission consented to or requested by a majority in interest of the other Stockholders (based on respective Pro Rata Share), or (ii) any action or omission otherwise taken by it hereunder except (in the case of this clause (ii) only) in the case of willful misconduct by the Stockholder Representative. The Stockholder Representative shall not be deemed to be a trustee or other fiduciary on behalf of any Stockholder or any other Person, nor shall the Stockholder Representative have any liability in the nature of a trustee or other fiduciary. The Stockholder Representative does not make any representation or warranty as to, nor shall it be responsible for or have any duty to ascertain, inquire into or verify (A) any statement, warranty or representation made in or in connection with this Agreement or the Transaction Documents, (B) the performance or observance of any of the covenants or agreements of the Stockholders under this Agreement or any of the other Transaction Documents, or (C) the genuineness, legality, validity, binding effect, enforceability, value, sufficiency, effectiveness or genuineness of this Agreement, the Transaction Documents or any other instrument or writing furnished in connection herewith or therewith. The Stockholder Representative shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, electronic mail or similar writing) believed by it to be genuine and to be signed or sent by the proper party or parties.

(f) Each Stockholder shall, ratably in accordance with his or its Pro Rata Share pay or reimburse the Stockholder Representative, upon presentation of an invoice, for all costs and expenses of the Stockholder Representative (including, without limitation, fees and expenses of counsel to the Stockholder Representative) in connection with (i) the enforcement of this Agreement and any of the Transaction Documents or the protection or preservation of the rights of each Stockholder or the Stockholder Representative against Buyer, or any of their respective assets, and (ii) any amendment, modification or waiver of any of the terms of this Agreement or any Transaction Documents (whether or not any such amendment, modification or waiver is signed or becomes effective).

(g) Each Stockholder shall, ratably in accordance with such Stockholder’s Pro Rata Share, indemnify, defend and hold harmless the Stockholder Representative and the Stockholder Representative’s Affiliates and their respective partners, directors, officers, managers, members, agents, attorneys, employees and shareholders of each of the foregoing against any claim that such indemnitees may suffer or incur in connection with its capacity as the Stockholder Representative, or any action taken or omitted by such indemnitees hereunder or under the Transaction Documents (except such resulting from such indemnitees’ willful misconduct).

(h) Each Stockholder acknowledges that it has, independently and without reliance upon the Stockholder Representative or any other Stockholder, and based on such documents and information as it has deemed appropriate, made its own legal analysis and decision to enter into this Agreement. Each Stockholder also acknowledges that it or he will, independently and without reliance upon the Stockholder Representative or any other Stockholder, and based on such documents and information as it or he shall deem appropriate at the time, continue to make its or his own decisions in taking or not taking any action under this Agreement.

(i) The Stockholder Representative may resign at any time by giving notice thereof to the Stockholders. Upon any such resignation, the Stockholders shall appoint a successor Stockholder Representative. If no successor Stockholder Representative shall have been appointed by the Stockholders, and shall have accepted such appointment, within thirty (30) days after the retiring Stockholder Representative gives notice of resignation, then the retiring Stockholder Representative, may, on behalf of the Stockholders appoint a successor Stockholder Representative, which shall be any Stockholder. Upon the acceptance of its appointment as the Stockholder Representative hereunder by a successor Stockholder Representative, such successor Stockholder Representative shall thereupon succeed to and become vested with all the rights and duties of the retiring Stockholder Representative, and the retiring Stockholder Representative shall be discharged from its duties and obligations hereunder. After the retiring Stockholder Representative’s resignation hereunder as the Stockholder Representative, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Stockholder Representative.

(j) The Stockholder Representative shall not be required by the Stockholders to institute or be permitted to defend any action involving any matters referred to herein or which affects it or its duties or liabilities hereunder, unless or until requested to do so by any party to this Agreement and then only upon receiving full indemnity, in character satisfactory to the Stockholder Representative, against any and all claims, liabilities and expenses, including reasonable attorneys’ fees in relation thereto.

(k) This Section 8.15 sets forth all of the duties of the Stockholder Representative to the Stockholders with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement or any of the Transaction Documents against the Stockholder Representative. The obligations of the Stockholder Representative hereunder and under the Transaction Documents are only those expressly set forth herein and therein.

Section 8.16 Waiver of Conflicts; Attorney-Client Communications.

(a) Recognizing that Blank Rome LLP has acted as legal counsel to the Stockholders and the Acquired Companies, and that the Stockholders intend to continue to engage Blank Rome LLP to act as legal counsel to the Stockholders, Buyer consents to, waives, and will not assert, and agrees to cause the Acquired Companies to consent to, waive, and to not assert any present, past or future actual or potential conflict of interest that may arise in connection with (i) Blank Rome LLP representing any Stockholder or all of the Stockholders prior to or after the Closing in connection with this Agreement or the transactions contemplated hereby and (ii) the communication by Blank Rome LLP to such persons, in such representation in connection with this Agreement or the transactions contemplated hereby, of any fact known to Blank Rome LLP, including attorney-client communications, including with respect to clauses (i) and (ii) in connection with any negotiation, arbitration, mediation, litigation or other Action in any way related to a dispute with Buyer or its Affiliates (including the Acquired Companies following the Closing) following the Closing, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute.

(b) Buyer, for itself and its Affiliates (including the Acquired Companies following the Closing), irrevocably acknowledges and agrees as follows: (i) all communications (and all records of such communications) of any Stockholder or all of the Stockholders, the Acquired Companies (prior to Closing), any officer, director, employee, or agent of the Acquired Companies, and their respective Affiliates, any of the Acquired Company’s brokers, financial advisors, attorneys, accountants and other advisors, including Blank Rome LLP and their respective partners and employees, and all work product of Blank Rome LLP to the extent relating to, or in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Action arising under or in connection with, this Agreement or any Transaction Document or any acquisition proposal (individually and collectively “Attorney-Client Communications”) that are subject to the attorney-client privilege or attorney work-product doctrine, as applicable, shall be deemed to be confidential and proprietary information solely of the Stockholders; (ii) such privilege or doctrine shall be held solely by the Stockholders, and may be waived only by the Stockholder Representative, and not by Buyer, its Affiliates (including the Acquired Companies following the Closing) or their respective successors or assigns; (iii) all Attorney-Client Communications, and all records, and copies or extracts of records, of or maintained by the Acquired Companies solely to the extent of any Attorney-Client Communications contained therein, including hard copy or in digital or electronic media, and all rights, privileges and interests therein shall be (and hereby are) irrevocably and completely assigned, transferred and delivered by the Acquired Companies to the Stockholders immediately prior to Closing, may be removed by the Stockholders from the Acquired Companies’ possession, and the Acquired Companies and Buyer, its Affiliates and their respective successors and assigns shall have no right or interest therein of any nature whatsoever including any access to or possession of such records or copies and any right to waive the attorney-client privilege or attorney work-product doctrine, in each case, solely to the extent of any Attorney-Client Communications and (iv) Blank Rome LLP shall not have any duty whatsoever to reveal or disclose any such Attorney-Client Communications or files to the Acquired Companies, Buyer or its Affiliates, or their respective successors and assigns by reason of any attorney-client relationship between Blank Rome LLP and the Acquired Companies, Buyer or its Affiliates, or their respective successors and assigns, or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or any its Affiliates (including the Acquired Companies), on the one hand, and a third party other than a party to this Agreement (or an Affiliate thereof), on the other hand, after the Closing, the members of the Acquired Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by Blank Rome LLP to such third party; provided, however, that none of the Acquired Companies may waive such privilege without the prior written consent of the Stockholder Representative.

(c) The Buyer acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Section 8.16. This Section is for the benefit of the Stockholders. This Section 8.16 is irrevocable, and no term of this Section 8.16 may be amended, waived or modified, without the prior written consent of the Stockholder Representative.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

BUYER:

AMERICAN SUPERCONDUCTOR CORPORATION

By:	/s/ John W. Kosiba, Jr.
Name:	John W. Kosiba, Jr.
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Stock Purchase Agreement]

STOCKHOLDERS:

/s/ James David Seitz
James David Seitz

/s/ Robert Seitz
Robert Seitz

/s/ Colleen Seitz
Colleen Seitz

/s/ Linda Seitz
Linda Seitz

/s/ Barbara Howard
Barbara Howard

/s/ Kirk Howard
Kirk Howard

STOCKHOLDER REPRESENTATIVE:

/s/ James David Seitz
James David Seitz

[Signature Page to Stock Purchase Agreement]

COMPANY:

MEGATRAN INDUSTRIES, INC.

By:	/s/ Robert Seitz
Name:	Robert Seitz
Title:	President

[Signature Page to Stock Purchase Agreement]

SCHEDULE I

Acquired Interests

Name	Shares	Percentage of Shares
James Seitz	75,755	33.4%
Robert Seitz	67,817	29.9%
Barbara Howard	36,425	16.1%
Kirk Howard	27,805	12.3%
Colleen Seitz	9,734	4.3%
Linda Seitz	9,254	4.1%

Total	226,790	100%

SCHEDULE II

Pro Rata Share

Name	Pro Rata Share
James Seitz	33.4%
Robert Seitz	29.9%
Barbara Howard	16.1%
Kirk Howard	12.3%
Colleen Seitz	4.3%
Linda Seitz	4.1%

Total	100%

SCHEDULE III

Specified Employees

See attached.

SCHEDULE IV

Bank Debt

None.

Exhibit A

GENERAL RELEASE

See attached.

Exhibit B

CLOSING STATEMENT

See attached.

CLOSING STATEMENT

Estimated Indebtedness	$0
Estimated Company Expenses	$2,249,986.26
Cash Purchase Price	$22,750,013.74

Exhibit C

ORDERLY DISTRIBUTION NOTICE

See attached.

Exhibit D

ESCROW AGREEMENT

See attached.

Annex A

Registration Questionnaire

Annex B

Indemnification and Contribution Provisions

1. Indemnification. In the event any Buyer Shares are included in the Registration Statement or WKSI Registration Package, as applicable, under this Agreement:

a. To the fullest extent permitted by Law, Buyer will, and hereby agrees to, indemnify, hold harmless and defend each Stockholder, the directors, officers, members, partners and employees of, and each Person, if any, who controls any Stockholder within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys’ fees, amounts paid in settlement or expenses, joint or several (collectively, “Claims”), incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnifying party is or may be a party thereto, to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in the Registration Statement, WKSI Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Buyer Shares are offered, or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such Registration Statement or WKSI Registration Statement, or contained in the final prospectus or WKSI Prospectus Supplement (as amended or supplemented, if Buyer files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, or (iii) any violation or alleged violation by Buyer of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Buyer Shares pursuant to the Registration Statement or WKSI Registration Package (the matters in the foregoing clauses (i) through (iii) being, collectively, “Violations”). Subject to Section 1.c, Buyer shall reimburse the Indemnified Persons, promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 1.a shall not apply to (A) a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to Buyer by such Indemnified Person expressly for use in the Registration Statement or WKSI Registration Statement, prospectus or any such amendment thereof or supplement thereto, (B) amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed or (C) a Claim that is finally judicially determined to have resulted from an Indemnified Person’s fraud, gross negligence or willful misconduct.

b. In connection with the Registration Statement or WKSI Registration Statement in which a Stockholder is named as a “Selling Securityholder,” each such Stockholder agrees to severally and not jointly indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in Section 1.a, Buyer, each of its directors and officers, and each Person, if any, who controls Buyer within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Party”), against any Claim to which any of them may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Claims arise out of or are based upon any Violation that occurs in reliance upon and in conformity with information furnished in writing to Buyer by such Stockholder expressly for use in such Registration Statement or WKSI Registration Statement, prospectus or amendment or supplement thereto; and, subject to Section 1.c, such Stockholder will reimburse any legal or other reasonable expenses reasonably incurred by an Indemnified Party in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 1.b and the agreement with respect to contribution contained in Section 2 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such Stockholder, which consent shall not be unreasonably withheld or delayed; provided, further, however, that except to the extent that any such Claims are finally judicially determined to have resulted from a Stockholder’s fraud, gross negligence or willful misconduct, the Stockholder shall be liable under this Section 1.b for only that amount of a Claim as does not exceed the net proceeds to such Stockholder as a result of the sale of Buyer Shares pursuant to such Registration Statement or WKSI Registration Statement.

c. Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 1 of notice of the commencement of any action or proceeding (including, without limitation, any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 1, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses of not more than one counsel and one more local counsel (if necessary) for such Indemnified Person or Indemnified Party to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. In the case of an Indemnified Person, legal counsel referred to in the immediately preceding sentence shall be selected by the Stockholders holding at least a majority in interest of the Buyer Shares included in the Registration Statement or WKSI Registration Statement to which the Claim relates. The Indemnified Party or Indemnified Person shall reasonably cooperate with the indemnifying party in connection with any negotiation or defense of any such action or Claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or Claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent; provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such Claim or litigation, and such settlement shall not include any admission as to fault on the part of the Indemnified Party or Indemnified Person, as applicable. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 1, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

d. The indemnification required by this Section 1 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received.

2. Contribution. To the extent any indemnification contemplated hereby by an indemnifying party is prohibited or limited by applicable law, the indemnifying party shall to the extent permitted by applicable law contribute to the amount paid or payable by such Indemnified Person or Indemnified Party as a result of such Claim in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the Indemnified Person or Indemnified Party, on the other, in connection with such Violation. The relative fault of the indemnifying party, on the one hand and of the Indemnified Person or Indemnified Party, on the other hand, shall be determined by a court of law by reference to, among other things, whether the Violation relates to information supplied or actions undertaken by the indemnifying party, on the one hand, or by the Indemnified Person or Indemnified Party, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Violation; provided, that in no event shall any contribution by an Stockholder hereunder exceed the amount of net proceeds to such Stockholder of the Buyer Shares sold under such Registration Statement or WKSI Registration Package, as applicable. The amount paid or payable by a party as a result of any Claim shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in Section 1 was available to such party in accordance with its terms. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The Stockholders’ obligations to contribute pursuant to this Section 2 are several and not joint. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in this Section 2.